As filed with the Securities and Exchange Commission on July 11, 2003.
Registration No. 333-

UNITED STATES SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

Form F-3

REGISTRATION STATEMENT
UNDER
THE SECURITIES ACT OF 1933

Consolidated Water Co. Ltd.

(Exact Name of Registrant as Specified in Its Charter)

Cayman Islands, B.W.I.	None
(State or Other Jurisdiction of Incorporation or Organization)	(IRS Employer Identification Number)

Trafalgar Place, West Bay Road

P.O. Box 114GT
Grand Cayman, Cayman Islands B.W.I.
(345) 945-4277
(Address and Telephone Number of Registrant’s Principal Executive Offices)

Edwards & Angell, LLP

350 East Las Olas Boulevard
Fort Lauderdale, Florida 33301-4215
(Name, Address, and Telephone Number of Agent For Notice)

Please send copies of all communications to:

Leslie J. Croland, P.A.

Edwards & Angell, LLP
350 East Las Olas Boulevard
Fort Lauderdale, Florida 33301-4215
(954) 727-2600

     Approximate date of commencement of proposed sale to the public: From time to time after this registration statement becomes effective as determined by market conditions.

     If the only securities being registered on this form are being offered pursuant to dividend or interest reinvestment plans, please check the following box.    ☐

     If any of the securities being registered on this form are to be offered on a delayed or continuous basis pursuant to Rule 415 under the Securities Act of 1933, please check the following box.    ☑

     If this form is filed to register additional securities for an offering pursuant to Rule 462(b) under the Securities Act, please check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering.    ☐

     If this form is a post-effective amendment filed pursuant to Rule 462(c) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering.    ☐

     If delivery of the prospectus is expected to be made pursuant to Rule 434, please check the following box.    ☐

CALCULATION OF REGISTRATION FEE

		Proposed Maximum	Proposed Maximum
	Amount To Be	Offering Price Per	Aggregate	Amount of
Title of Securities To Be Registered	Registered(1)	Ordinary Share(2)	Offering Price(2)	Registration Fee

Ordinary Shares, par value C.I.$1.00 each	215,714 Ordinary Shares	$14.64	$3,158,053.00	$255.49

(1)	Upon a stock split, stock dividend or similar transaction in the future and during the effectiveness of this Registration Statement involving ordinary shares of the Registrant, the number of shares registered shall be automatically increased to cover the additional ordinary shares in accordance with Rule 416(a) under the Securities Act of 1933, as amended.

(2)	Estimated solely for the purpose of calculating the registration fee, pursuant to Rule 457(c) under the Securities Act of 1933, as amended, on the basis of the last reported sale of our ordinary shares, as reported in the National Association of Securities Dealers Automatic Quotation System on July 9, 2003.

     The registrant hereby amends this registration statement on such date or dates as may be necessary to delay its effective date until the registrant shall file a further amendment which specifically states that this registration statement shall thereafter become effective in accordance with Section 8(a) of the Securities Act or until this registration statement shall become effective on such date as the Securities and Exchange Commission, acting pursuant to said Section 8(a), may determine.

The information in this prospectus is not complete and may be changed. The selling shareholders may not sell these securities until the registration statement filed with the Securities and Exchange Commission is effective. This prospectus is not an offer to sell these securities and it is not soliciting an offer to buy these securities in any state where the offer or sale is not permitted.

SUBJECT TO COMPLETION, DATED JULY 11, 2003

PROSPECTUS

215,714 Ordinary Shares

Consolidated Water Co. Ltd.

      We are registering 215,714 ordinary shares, C.I.$1.00 par value per share, offered by the shareholders identified in this prospectus as the selling shareholders. From time to time, these selling shareholders may offer and sell up to 215,714 of our ordinary shares under this prospectus. The selling shareholders may sell all or any portion of these ordinary shares in one or more transactions in such a manner, at such prices and on such terms as they may determine.

      We will not receive any of the proceeds from the sale of ordinary shares by the selling shareholders.

       Investing in our ordinary shares involves risks. Before investing, you should review carefully the discussion of “Risk Factors” beginning on page 3.

       Our ordinary shares are listed on the Nasdaq National Market under the symbol “CWCO.” On July 9, 2003, the last reported sale price of our ordinary shares on the Nasdaq National Market was $14.64. Our mailing address is P.O. Box 1114GT, Grand Cayman, Cayman Islands, British West Indies and our telephone number is (345) 945-4277.

      Neither the Securities and Exchange Commission nor any state securities commission has approved or disapproved of these securities or determined if this prospectus is truthful or complete. Any representation to the contrary is a criminal offense.

The date of this prospectus is                     , 2003.

ABOUT THIS PROSPECTUS
RISK FACTORS
FORWARD-LOOKING STATEMENTS
WHERE YOU CAN FIND MORE INFORMATION ABOUT US AND THIS OFFERING
USE OF PROCEEDS
CAPITALIZATION
RECENT PRICE HISTORY
RECENT DEVELOPMENTS
SELLING SHAREHOLDERS
PLAN OF DISTRIBUTION
MEMORANDUM AND ARTICLES OF ASSOCIATION
DESCRIPTION OF SECURITIES
OFFERING EXPENSES
DISCLOSURE OF SECURITIES AND EXCHANGE COMMISSION POSITION ON INDEMNIFICATION FOR SECURITIES ACT LIABILITIES
EXEMPTION FROM REGISTRATION CLAIMED
ENFORCEABILITY OF CIVIL LIABILITIES
LEGAL MATTERS
EXPERTS
UNAUDITED CONDENSED PRO FORMA CONSOLIDATED FINANCIAL STATEMENTS
UNAUDITED CONDENSED PRO FORMA CONSOLIDATED BALANCE SHEET OF CONSOLIDATED WATER CO. LTD. As at March 31, 2003
UNAUDITED CONDENSED PRO FORMA CONSOLIDATED STATEMENT OF INCOME OF CONSOLIDATED WATER CO. LTD.
INDEX TO FINANCIAL STATEMENTS
INDEPENDENT AUDITORS’ REPORT
COMBINED BALANCE SHEETS
COMBINED STATEMENTS OF INCOME AND RETAINED EARNINGS
COMBINED STATEMENTS OF COMPREHENSIVE INCOME
COMBINED STATEMENTS OF CASH FLOWS
NOTES TO COMBINED FINANCIAL STATEMENTS
REPORT OF INDEPENDENT ACCOUNTANTS
BALANCE SHEETS
INCOME STATEMENTS
STATEMENTS OF CHANGES IN SHAREHOLDERS’ EQUITY
STATEMENTS OF CASH FLOWS
NOTES TO FINANCIAL STATEMENTS
OPINION/CONSENT CHARLES ADAMS, RITCHIE & DUCKWORTH
CONSENT OF KPMG CHARTERED ACCOUNTANTS
CONSENT OF DELOITTE & TOUCHE
CONSENT OF PRICEWATERHOUSECOOPERS

ABOUT THIS PROSPECTUS

      This document is called a prospectus and is part of a registration statement on Form F-3 that we filed with the Securities and Exchange Commission, or the SEC, using a “shelf” registration or continuing offering process. Under this shelf process, the selling shareholders may from time to time sell the offered securities described in this prospectus in one or more offerings.

      The prospectus provides you with a general description of the securities that the selling shareholders may offer. In addition, we may file one or more prospectus supplements from time to time. The prospectus supplement(s) may add, update or change information in this prospectus. If there is any inconsistency between the information in this prospectus and any prospectus supplement, you should rely on the information in that prospectus supplement. You should read both this prospectus and any prospectus supplement together with the additional information incorporated by reference and described below under the heading “Where You Can Find More Information About Us and this Offering.”

      Unless we have indicated otherwise, references in this prospectus to “Consolidated Water”, “Company”, “we”, “us” and “our” and similar terms are to Consolidated Water Co. Ltd. and its consolidated subsidiaries.

      In this prospectus, and in the material incorporated by reference into this prospectus from our annual report on Form 10-K, as amended, our quarterly report on Form 10-Q, as amended, or our reports on Form 8-K, references to “C.I.$” are to Cayman Islands currency and references to “US dollars”, “$” or “US$” are to US currency.

RISK FACTORS

      We have described for you below all of the known material risks involved in investing in the ordinary shares which are offered under this prospectus. You should carefully consider each of the following risk factors and all of the information in this prospectus.

      Our exclusive license for our service area in the Cayman Islands may not be renewed in the future and requires that we obtain prior approval for any rate increase for reasons other than inflation. In the Cayman Islands, we presently operate as a public water utility under an exclusive license originally issued to us in December 1979 by the government of the Cayman Islands. Our existing license expires on July 11, 2010. If we are not in default of any terms of the license, we have a right of first refusal to renew the license on terms that are no less favorable than those which the government offers to a third party. Nevertheless, we cannot assure you that we will be able to renew our license on favorable terms. We would retain ownership of our production infrastructure and substantially all of our distribution infrastructure if our license were not renewed.

      Under our existing license, we must obtain prior approval from the Cayman Islands government to increase our rates for any reason other than inflation. Our ability to raise our rates is limited by this requirement, including potential delays and costs involved in obtaining government approval for a rate increase. Failure to obtain adequate rate increases could have an adverse effect on our results of operations.

      We rely on water supply agreements with our customers in Belize, the Bahamas, the British Virgin Islands and Barbados which, upon their expiration, may not be renewed or may be renegotiated on less favorable terms to us. We presently operate as a bulk water supplier under water sales agreements in Belize with our customer, Belize Water Services Limited, in the Bahamas with our customers, the Water & Sewerage Corporation and South Bimini International Ltd., in Barbados with our customer, Sandy Lane Properties Ltd. and in the British Virgin Islands with our customer, the Department of Water & Sewerage of the Ministry of Communications & Works of the British Virgin Islands government. Upon expiration, these agreements may not be renewed or may be renewed on less favorable terms.

      We are now subject to additional water supply licenses which may not be renewed or may be renegotiated on terms unsatisfactory to us. As a result of our recent acquisition of Ocean Conversion (Cayman), it now operates as our subsidiary. Ocean Conversion (Cayman) sells water to the Water Authority — Cayman under three water supply licenses expiring in March 2006, November 2008 and October 2009, respectively. While we intend to renegotiate these licenses prior to expiration, we cannot provide any assurances that the government will renew these licenses or that we will be able to negotiate new licenses on satisfactory terms. Failure to renegotiate the licenses on satisfactory terms could have an adverse effect on our results of operations.

      Termination of our exclusive distributorship agreement with DWEER Technology Ltd. would eliminate this competitive advantage that we presently have over our competition in obtaining new plants in the Caribbean basin. Our wholly-owned subsidiary, DesalCo, is currently the exclusive distributor in the Caribbean basin for the DWEER™ System produced by DWEER Technology Ltd. for use in reverse osmosis seawater desalination plants through 2009. As a result, none of our competitors is able to offer this technology when bidding for new reverse osmosis seawater desalination plants in the Caribbean basin. As the DWEER™ System is one of the most energy efficient recovery systems of its kind, the distributorship agreement with DWEER Technology Ltd. gives us a unique competitive advantage. If the distributorship agreement were terminated or not renewed on equally favorable terms, however, we would lose this competitive advantage, and it may be more difficult for us to obtain new contracts for plants in the Caribbean basin.

      The British Virgin Islands government has taken the position that our water supply agreement is operating on a month-to-month basis. The term of Ocean Conversion (BVI)’s existing water supply agreement in the British Virgin Islands is uncertain. Ocean Conversion (BVI) believes that the existing water supply agreement with the British Virgin Islands Water and Sewerage Department was automatically extended to May 2006 when the British Virgin Islands government did not make a required buyout payment in May 1999. The British Virgin Islands government has taken the position that the water supply agreement continues on a month-to-month basis. Thus, it is possible that the government could attempt to terminate the agreement at any time. While Ocean Conversion (BVI) is currently attempting to negotiate a further extension of this agreement, there is no guarantee that an extension will be granted, or that if granted, such extension will be on terms favorable to Ocean Conversion (BVI). Failure to negotiate this agreement on favorable terms to us could have an adverse effect on our results of operations.

      We may not be able to successfully integrate the new assets that we acquired in the recent acquisitions. Increasing our size in a relatively short period of time has placed a significant strain on our management resources. Management may be required to spend additional time and money on integration that would otherwise be spent developing our business and services and may not be successful in integrating the acquired assets into our current operations. For example, integrating our new assets requires us to expand our management information systems and control our operating expenses. As a result, we cannot assure you that the acquisitions will provide us with the expected benefits. In addition, we cannot assure you that these acquisitions will not have a negative impact on our business and results of operations.

      The costs of integrating our new assets may affect our ability to pay dividends. We have traditionally sought to pay cash dividends to our shareholders out of our net income on a quarterly basis if funds are available. The costs associated with integrating our new assets, however, may reduce our net income. If our net income is reduced, we will have fewer funds available to pay dividends. In addition, our bank loan agreement with Scotiabank (Cayman Islands) Ltd. requires that we pay dividends from current cash flow.

      Our business is affected by tourism, weather conditions, the economies of the locations where we provide service, the U.S. and European economies and the international political climate. Tourist arrivals and weather conditions within our operating areas affect the demand for our water to a greater extent in the Cayman Islands and in Belize than in the Bahamas, the British Virgin Islands and Barbados. In the Cayman Islands and Belize, the highest demand is normally in the first two quarters of each calendar year. The lowest demand for water occurs in the third quarter of each calendar year. A significant percentage of tourists visiting the Cayman Islands and Belize come from the U.S. or certain European countries. In addition, development activity in our service areas in the Cayman Islands is significantly impacted by the U.S. economy. Accordingly, a significant downturn in tourist arrivals to the Cayman Islands or in the U.S. or European economies for any reason would be detrimental to our revenues and operating results. After the events of September 11, 2001, tourism decreased in the Cayman Islands and has not yet returned to historical levels. Additional terrorist activities in the United States, Europe or in the areas served by us or extended hostilities in the Persian Gulf would likely have a material adverse effect on our business and results of operations.

      We may have difficulty accomplishing our growth strategy within and outside of our current operating areas. Even though we have an exclusive license for our present operating area in the Cayman Islands as well as supply agreements in the Cayman Islands, the Bahamas, the British Virgin Islands, Barbados and Belize, our ability to expand our operating areas is often subject to the approval of the respective governments in each location.

      Further, part of our long-term growth strategy is to expand our water supply and distribution operations to other locations outside the areas in which we normally operate. Our expansion into new locations depends on our ability to obtain necessary permits, licenses and approvals to operate in new territories in a timely and cost efficient manner.

      Our expansion to territories outside of our current operating areas includes significant risks, including the following:

•	regulatory risks, including government relations, local regulations and currency controls;

•	risks related to operating in foreign countries, including political instability, reliance on local economies, environmental or geographical problems, immigration restrictions and shortages of materials and skilled labor;

•	risks related to development of new operations, including assessing the demand for water, engineering difficulties and inability to begin operations as scheduled; and

•	risks relating to greater competition in these new territories, including the ability of our competitors to gain or retain market share by reducing prices.

      Even if our expansion plans are successful, we may have difficulty managing our growth. We cannot assure you that any new operations outside of our current operating areas will attain or maintain profitability or that the results from any new operations will not negatively affect our overall profitability.

      We do not own a majority interest in Ocean Conversion (BVI). We recently acquired 50% of the voting shares of Ocean Conversion (BVI) which allows us to appoint three of the six directors of that company. Sage Water Holdings (BVI) Ltd., which owns the remaining 50% of the voting shares, is entitled to appoint the remaining three directors. If there is a tie vote of the directors on any matter, the president of the Caribbean Water and Wastewater Association is entitled to appoint a temporary director to break the tie. As a result, we will have to share the management of Ocean Conversion (BVI) with Sage Water Holdings (BVI). Although we will provide management and engineering services to Ocean Conversion (BVI), we will not fully control the operations of the company.

      Our operations in the Caribbean could be harmed by hurricanes. A significant hurricane could cause major damage to our equipment and properties and the properties of our customers, including the large tourist properties in these areas. This would result in decreased revenues and profits from water sales until our damaged equipment and properties were repaired and our customers and the tourism industry returned to the status quo before the hurricane. We do not insure our underground water distribution system on the Cayman Islands.

      Contamination to our processed water may cause disruption in our services and adversely affect our revenues. Our processed water may become contaminated by naturally-occurring or man-made compounds and events. In the event that a portion of our processed water is contaminated, we may have to interrupt the supply of that water until we are able to install treatment equipment or substitute the flow of water from an uncontaminated water production source. In addition, we may incur significant costs in order to treat a contaminated source of plant feed water through expansion of our current treatment facilities, or development of new treatment methods. Our inability to substitute processed water from an uncontaminated water source, or to adequately treat the contaminated plant feed water in a cost-effective manner may have an adverse effect on our revenues.

      In addition, after the events of September 11, 2001, we have taken steps to heighten employee awareness of threats to our water supply. We have and will continue to bear costs for security precautions to protect our facilities, operations and supplies. We are not aware of any specific threats to our facilities, operations or supplies. It is possible, however, that we would not be in a position to control the outcome or the costs of such events should they occur, which could have a material adverse effect on the results of our operations.

      We could be negatively affected by potential government actions and regulations. Any government that regulates our operations may enact legislation or adopt new regulations, including but not limited to:

•	restricting foreign ownership of us;

•	providing for the expropriation of our assets by the government;

•	providing for changing water quality standards;

•	requiring unilateral changes to or renegotiation of our exclusive licenses; or

•	causing currency exchange fluctuations or devaluations, or changes in tax laws.

      We rely heavily on the efforts of several key employees. Our success depends upon the abilities of our executive officers. In particular, the loss of the services of Jeffrey Parker, our Chairman and Chief Executive Officer, or Fredrick McTaggart, our President, Chief Operating Officer and Chief Financial Officer, could be detrimental to our operations and our continued success. Although Messrs. Parker and McTaggart entered into three-year employment agreements commencing in 1998 and 2000, respectively, and which automatically extend every year for an additional one-year term, we cannot guarantee that Messrs. Parker or McTaggart will continue to work for us during the terms of their agreements. Also, none of our employees has entered into a non-compete agreement with us.

      Provisions in our articles of association and an option deed adopted by our board of directors may discourage a change in control and may make it more difficult for you to sell your ordinary shares. Our articles of association include provisions which may discourage or prevent a change in control. For instance, our board of directors consists of three groups and each group serves a staggered term of three years. Also, our board of directors may refuse to register any transfer of shares on our books for any reason.

      We have also adopted an option deed, which is similar to a poison pill. The option deed may discourage a change in control by causing substantial dilution to a person or group who attempts to acquire us on terms not approved by the board of directors. The option deed will expire on July 31, 2007.

      As a result of these provisions, you may not have an opportunity to sell your ordinary shares at a higher market price, which, at least temporarily, typically accompanies attempts to acquire control of a company through a tender offer, open market purchases or otherwise.

      There may be a risk of variation in currency exchange rates. Although we report our results in United States dollars, the majority of our revenue is earned in Cayman Islands dollars and Belizean dollars. Currently, our Bahamas revenue is earned in United States dollars. When we acquire control of Waterfields, we will earn a majority of our Bahamas revenue in Bahamian dollars. In addition, as a result of our recent acquisitions, we also earn revenue in the British Virgin Islands, whose currency is in United States dollars, and in Barbados, whose currency is in Barbados dollars. All of the currencies in our operating areas have been fixed to the United States dollar for over 20 years. As a result, we do not intend to hedge against any exchange rate risk associated with our reporting in United States dollars. If any of these fixed exchange rates becomes a floating exchange rate, however, our results of operations could be adversely affected.

      Service of process and enforcement of legal proceedings commenced against us in the United States may be difficult to obtain. Service of process on us and our directors and officers, fourteen out of seventeen of whom reside outside the United States, may be difficult to obtain within the United States. Also, since substantially all of our assets are currently located outside the United States, any judgment obtained in the United States against us may not be collectible.

      Based upon the advice of our Cayman Islands legal counsel, Charles Adams, Ritchie & Duckworth, there is no reciprocal statutory enforcement of foreign judgments between the United States and the Cayman Islands, so foreign judgments originating from the United States are not directly enforceable in the Cayman Islands. A prevailing party in a United States proceeding against us or our officers or directors would have to initiate a new proceeding in the Cayman Islands using the United States judgment as evidence of the party’s claim. A prevailing party could rely on the summary judgment procedures available in the Cayman Islands, subject to available defenses in the Cayman Islands courts, including, but not limited to, the lack of competent jurisdiction in the United States courts, lack of adequate service of process in the United States proceeding, and the possibility that enforcement or recognition of the United States judgment would be contrary to the public policy of the Cayman Islands.

      Based upon the advice of our Cayman Islands legal counsel, Charles Adams, Ritchie & Duckworth, depending on the nature of damages awarded, civil liabilities under the Securities Act of 1933 or the Securities Exchange Act of 1934 for original actions instituted outside the Cayman Islands may or may not be enforceable. For example, a United States judgment awarding remedies unobtainable in any legal action in the courts of the Cayman Islands (for example, treble damages, which would probably be regarded as penalties), would not likely be enforceable under any circumstances.

FORWARD-LOOKING STATEMENTS

      We discuss in this prospectus and in documents which we have incorporated into this prospectus by reference matters which are not historical facts, but which are “forward-looking statements.” We intend these forward-looking statements to qualify for the safe harbor from liability established by the Private Securities Litigation Reform Act of 1995. These forward-looking statements include, but are not limited to, our future plans, objectives, expectations and events, assumptions and estimates about us and our industry in general.

      The forward-looking statements in this prospectus reflect what we currently anticipate will happen. What actually happens could differ materially from what we currently anticipate will happen. We are not promising to make any public announcement when we think forward-looking statements in this prospectus are no longer accurate, whether as a result of new information, what actually happens in the future or for any other reason.

      Important matters that may affect what will actually happen include, but are not limited to, tourism in the areas we service, our ability to manage, integrate and realize the benefits from our recent acquisitions, scheduled new construction within our licensed areas, the U.S. and Caribbean economies, regulatory matters, weather conditions in the Caribbean, availability of capital for expansion of our operations, and other factors described in the “RISK FACTORS” section above, as well as elsewhere in this prospectus.

WHERE YOU CAN FIND MORE INFORMATION

ABOUT US AND THIS OFFERING

      We have filed with the Securities and Exchange Commission a registration statement on Form F-3 under the U.S. Securities Act of 1933 to register the ordinary shares offered by this prospectus. This prospectus does not contain all of the information included in the registration statement and the exhibits and the schedules to the registration statement. We strongly encourage you to read carefully the registration statement and the exhibits and the schedules to the registration statement.

      We file annual, quarterly and current reports, as well as other information, with the Securities and Exchange Commission pursuant to the rules and regulations of the Securities and Exchange Commission. Any materials filed with the Securities and Exchange Commission may be inspected without charge and copied at prescribed rates at its Public Reference Room at 450 Fifth Street, N.W., Washington, D.C. 20459. Information on the operation of the Public Reference Room may be obtained by calling the Securities and Exchange Commission at 1-800-SEC-0330. This prospectus and subsequent public filings with the SEC will also be available on the website maintained by the Securities and Exchange Commission at http://www.sec.gov.

      The Securities and Exchange Commission allows us to “incorporate by reference” into this prospectus the information contained in documents we file with the Securities and Exchange Commission, which means that we can disclose important information to you by referring you to those documents. The information incorporated by reference is considered to be part of this prospectus. Information in this prospectus supersedes information incorporated by reference that we filed with the Securities and Exchange Commission prior to the date of this prospectus, while information that we file later with the Securities and Exchange Commission will automatically update and supersede this information. We incorporate by reference in this prospectus the following documents:

•	our annual report on Form 10-K for the fiscal year ended December 31, 2002, which was filed with the SEC on March 31, 2003;

•	our annual report on Form 10-K/A for the fiscal year ended December 31, 2002, which was filed with the SEC on June 26, 2003;

•	our annual report on Form 10-K/A for the fiscal year ended December 31, 2002, which was filed with the SEC on June 30, 2003.

•	our quarterly report on Form 10-Q for the fiscal quarter ended March 31, 2003, which was filed with the SEC on May 15, 2003;

•	our quarterly report on Form 10-Q/A for the fiscal quarter ended March 31, 2003, which was filed with the SEC on June 12, 2003;

•	Our quarterly report on Form 10-Q/A for the fiscal quarter ended March 31, 2003, which was filed with the SEC on June 26, 2003.

•	our current report on Form 8-K, which was filed with the SEC on June 20, 2003; and

•	our current report on Form 8-K, which was filed with the SEC on June 24, 2003.

      All annual reports, quarterly reports and current reports we file with the Securities and Exchange Commission pursuant to the Securities Exchange Act of 1934 on Form 10-K, Form 10-Q and Form 8-K, respectively, after the date of this prospectus and prior to the termination of the offering shall be deemed to be incorporated by reference into this prospectus and to be part hereof from the date of filing of such documents.

      You may request these documents in writing or by telephone. We will provide to you, at no cost, a copy of any or all of the information incorporated by reference in the registration statement of which this prospectus is a part. Requests should be directed to Jeffrey M. Parker, Chief Executive Officer at our principal offices located at Trafalgar Place, West Bay Road, Grand Cayman, Cayman Islands, telephone no. (345) 945-4277.

      You should rely only on the information incorporated by reference or provided in this prospectus or any prospectus supplement. We have not authorized anyone to provide you with different information. An offer is not being made, nor is a purchase being solicited, in any jurisdiction in which the offer or solicitation is not authorized or in which the person making the offer or solicitation is not qualified to do so or to anyone to whom it is unlawful to make the offer or solicitation. You should not assume that the information in this prospectus is accurate as of any date other than the date on the front of the document.

USE OF PROCEEDS

      All of the ordinary shares offered by this prospectus are being offered by the selling shareholders. The selling shareholders may sell all or any portion of these ordinary shares in one or more transactions in such a manner, at such prices and on such terms as they may determine. We will not receive any proceeds from sales of ordinary shares by the selling shareholders.

CAPITALIZATION

      The following table shows our capitalization as of May 31, 2003:

      • On an actual basis; and

      • On a pro forma basis giving effect to:

—	our receipt of the net proceeds of approximately $15.5 million from our July 3, 2003 public sale of 1,200,000 ordinary shares at a price of $14.75, after deducting underwriting discounts, commissions and estimated offering expenses; and

—	our purchase of 11,758 shares of Waterfields from Bacardi & Co. and through a tender offer, which we will finance with proceeds of approximately $8.1 million from our recently completed public offering of ordinary shares.

We intend to complete our acquisition of shares of Waterfields on or before July 31, 2003.

      This information should be read in conjunction with the financial statements and related notes thereto appearing elsewhere in this prospectus or incorporated by reference in this prospectus.

	May 31, 2003(3)

	Actual	Pro Forma

	(In thousands)
Bank indebtedness	—	—
Current portion of long-term debt(1)	$12,299	$4,941
Long-term debt(1)(2)	17,609	17,609
Other long-term liabilities	136	136
Stockholders’ equity
Class A and B Ordinary Shares par value $1.20 per share 9,900,000 authorized; 4,275,568 issued and outstanding	5,131	6,571
Redeemable Preference Shares par value $1.20 per share 100,000 authorized; 18,914 issued and outstanding	22	22
Stock and options earned but not issued	60	60
Additional paid in capital	10,487	24,518
Retained earnings	9,777	9,777

Stockholders’ equity	25,477	40,948

Total Capitalization	$55,521	$63,634

(1)	We repaid $1.5 million of our six-month bridge loan with Scotiabank (Cayman Islands) Ltd. on June 10, 2003, and we repaid our entire $979,000 loan with European Investment Bank on June 20, 2003.

(2)	All of our long-term debt is secured. As part of the acquisition of our interests in Ocean Conversion (Cayman) Limited, we agreed to indemnify the seller in respect of a guarantee given by the seller to the bank of N.T. Butterfield & Son, Ltd. for 100% of the borrowings of Ocean Conversion (Cayman) Limited totaling U.S. $2.4 million. We are in the process of refinancing Ocean Conversion (Cayman) Limited’s loan with Scotiabank (Cayman Islands) Ltd., and we will guarantee 100% thereof. In addition, as part of the acquisition of our interest in Ocean Conversion (BVI) Ltd., we agreed to indemnify the seller in respect of a guarantee given by the seller to the bank of N.T. Butterfield & Son Ltd. for 55% of the borrowings of Ocean Conversion (BVI) Ltd. totaling US$1.25 million. We are in the process of refinancing Ocean Conversion (BVI) Ltd’s loan with Scotiabank (Cayman Islands) Ltd., and we will guarantee 50% thereof. None of our other long-term debt is guaranteed.

(3)	Significant changes in our capitalization from the date of the unaudited condensed balance sheet dated March 31, 2003 are limited to the exercise of options for 35,609 ordinary shares with exercise prices of $7.88 and $7.10. The total par value and additional paid in capital recorded on exercise were approximately $43,000 and $234,000, respectively. In addition, on May 13, 2003, $714,286 was repaid on our seven-year term loan with Scotiabank (Cayman Islands) Ltd.

RECENT PRICE HISTORY

      Our ordinary shares are listed on the Nasdaq National Market and trade under the symbol “CWCO.” On July 8, 2003, we had 581 holders of record of the ordinary shares. Listed below for the periods indicated are the high and low closing bid prices for the ordinary shares on the Nasdaq National Market for the periods indicated. The high and low bid prices in the table reflect interdealer prices, without retail mark-up, mark-down or commission and may not necessarily represent actual transactions.

	High	Low

Five Most Recent Fiscal Years
Year ended December 31, 1998	$8.250	$5.250
Year ended December 31, 1999	8.000	6.000
Year ended December 31, 2000	8.016	6.000
Year ended December 31, 2001	11.900	6.875
Year ended December 31, 2002.	15.200	11.240
2001
First Quarter	$9.500	$6.875
Second Quarter	9.820	8.188
Third Quarter	11.720	8.900
Fourth Quarter	11.900	10.000
2002
First Quarter	$14.750	$11.490
Second Quarter	15.100	13.130
Third Quarter	15.200	11.240
Fourth Quarter	14.740	11.581
Most Recent Six Months
January 2003	15.470	14.550
February 2003	14.760	14.180
March 2003	15.050	13.770
April 2003	14.890	13.500
May 2003	14.745	14.180
June 2003	15.910	14.200

RECENT DEVELOPMENTS

Equity Offering

      On July 3, 2003, we completed an underwritten public offering of 1,200,000 ordinary shares at a price of $14.75 per share. We received net proceeds from the offering of approximately $15,471,000. We intend to use the proceeds to repay approximately $6,556,000 on a six-month bridge loan from Scotiabank (Cayman Islands) Ltd., which we used to finance the recent acquisitions described in the following section, and approximately $8,113,020 will be used to complete our acquisition of Waterfields Company Limited. The balance of the net proceeds from our public offering will be used for general corporate purposes.

Recent Acquisitions

      On February 7, 2003, we completed several acquisitions enabling us to expand our operations to the British Virgin Islands and Barbados, while increasing our presence in the Cayman Islands and the Bahamas. Specifically, we acquired equity and other interests in four companies providing potable water services in Nassau, the Bahamas; Tortola, British Virgin Islands; St. James, Barbados and the Cayman Islands and a fifth company providing management, engineering and construction services to these companies for a total purchase price of $25.5 million in cash and 185,714 of our ordinary shares. We also have an agreement to acquire an additional 13.5% of the shares of Waterfields, the acquired company providing water services in the Bahamas, for approximately $1.4 million and have also engaged in a tender offer conducted outside of the United States for an additional 64.7% of the remaining shares of Waterfields for approximately $6.7 million, bringing our holdings in Waterfields to 90.9%. We have received government approval for the Waterfields transaction, and we expect to complete this transaction on or before July 31, 2003. In addition to the Waterfields acquisition, our recently-acquired wholly-owned subsidiary, DesalCo Limited, sold 100% of the non-voting stock of Ocean Conversion (BVI) Ltd., to Sage Water Holdings (BVI) Ltd., the remaining shareholder of Ocean Conversion (BVI), for $2.1 million cash. Upon completion of all of these transactions, we will have paid an aggregate amount of approximately $34.1 million in cash (including transaction costs) and issued 185,714 of our ordinary shares, which we are required to register with the Securities and Exchange Commission for resale.

      The following chart shows our ownership interests in these companies following completion of these acquisitions:

DesalCo Limited — Cayman Islands

DesalCo (Barbados) Ltd. — Barbados

      On February 7, 2003, we acquired all of the issued and outstanding stock of DesalCo Limited, a Cayman Islands company, for approximately $11.4 million. DesalCo provides management and engineering services to

Ocean Conversion (Cayman) Limited, Ocean Conversion (BVI) Ltd. and engineering services to Waterfields Company Limited. These services include all management support, including accounting, financial reporting, audit coordination, personnel management, plant management and maintenance. In addition to these management and engineering services, DesalCo owns all of the stock of DesalCo (Barbados) Ltd., a Barbados company, which operates a desalination plant for and sells desalinated water to Sandy Lane Properties Ltd. which owns a golf resort in St. James, Barbados. Sandy Lane Properties is our only customer in Barbados. The operating agreement between Sandy Lane Properties Ltd. and DesalCo was assigned to DesalCo (Barbados), although DesalCo provides some management, engineering, purchasing and other services for a fixed monthly fee and receives a share of the revenues generated by the desalination plant.

      Our wholly-owned subsidiary, DesalCo, is currently the exclusive distributor in the Caribbean basin for the DWEER™ System produced by DWEER Technology Ltd. for use in reverse osmosis seawater desalination plants through 2009. Based upon its operating specifications, the DWEER™ Energy Recovery System for reverse osmosis seawater desalination plants is one of the most energy efficient systems of its kind. The DWEER™ distributorship agreement may be terminated by DWEER Technology Ltd. if we fail to diligently promote the sale and use of the DWEER™ System or if we challenge the validity of any DWEER™ intellectual property.

Ocean Conversion (Cayman) Limited — Cayman Islands

Ocean Conversion (BVI) Ltd. — British Virgin Islands

      On February 7, 2003, we purchased all of the voting stock and profit sharing rights relating to Ocean Conversion (Cayman) Limited, a Cayman Islands company, and through DesalCo, 50% of the issued and outstanding voting stock and certain profit sharing rights relating to Ocean Conversion (BVI) Ltd., a British Virgin Islands company, for approximately $14.1 million and 185,714 of our ordinary shares. Ocean Conversion (Cayman) sells desalinated water under various licenses and agreements to the Water Authority — Cayman, which in turn distributes the water to customers outside our exclusive licensed area via pipeline. All of the non-voting stock of Ocean Conversion (Cayman) is owned by DesalCo and was acquired by us in the DesalCo transaction as previously discussed. As a result of these two transactions, we own 100% of the voting and non-voting stock of Ocean Conversion (Cayman).

      Ocean Conversion (BVI) sells desalinated seawater on the island of Tortola to the Department of Water and Sewerage of the Ministry of Communications and Works of the British Virgin Islands government, which in turn distributes the water to customers via its own pipeline. All of the non-voting stock of Ocean Conversion (BVI) is owned by DesalCo and was acquired by us in the DesalCo transaction as previously discussed. As part of our agreement to acquire Ocean Conversion (BVI), we surrendered 18.2% of our profit sharing rights to Ocean Conversion (BVI) in return for the issuance to DesalCo of an additional 45,000 non-voting shares of Ocean Conversion (BVI). DesalCo sold these 45,000 shares of non-voting stock and all of its previously acquired shares of non-voting stock to the remaining shareholder, Sage Water Holdings (BVI) Ltd., for approximately $2.1 million in cash. We share equal control of the voting stock and the profit sharing rights of Ocean Conversion (BVI) with Sage Water Holdings and Sage Water Holdings owns all of the shares of nonvoting stock of Ocean Conversion (BVI). As a result of these transactions, we hold 43.5% of the economic interests in Ocean Conversion (BVI).

     Waterfields Company Limited — The Bahamas

      In connection with our acquisition of DesalCo, we acquired control of 12.7% of the stock of Waterfields Company Limited currently owned by DesalCo, as well as the engineering service agreement between Waterfields and DesalCo. Waterfields owns and operates a reverse osmosis seawater desalination plant and sells desalinated seawater on a take or pay basis to the Water & Sewerage Corporation of the Bahamas, which in turn distributes the water to customers via its own pipeline. We have an agreement with Bacardi & Co. Ltd. pursuant to which we will acquire approximately 13.5% more of the stock of Waterfields and we will be assigned the management agreement between Waterfields and Bacardi for an aggregate price of $1.4 million. In addition to the transaction with Bacardi, we also have an agreement to acquire an additional 64.7% of the shares of Waterfields for approximately $6.7 million through a tender offer conducted outside the United States to the remaining shareholders of Waterfields. We have received government approval for each of these transactions, and we expect to complete these transactions on or before July 31, 2003. As a result of the tender offer and the transactions with Bacardi and DesalCo, we will own 90.9% of the issued and outstanding shares of Waterfields. While we will not own all of the shares of Waterfields, we will control the right to appoint all of the directors of its board of directors.

SELLING SHAREHOLDERS

      The following table sets forth (i) the name of each selling shareholder; (ii) the number of ordinary shares owned by each selling shareholder prior to the offering; (iii) the number of ordinary shares that may be offered by the selling shareholder; and (iv) the number of ordinary shares to be held by each selling shareholder subsequent to this offering. Neither of the selling shareholders has held any position or office with our company or had any other material relationship with us during the past three years.

	Number of	Shares	Common Stock that
	Shares	that may	would be Owned
	Beneficially	be	Subsequent to the
Name	Owned	Offered	Offering(1)

			Number	Percent
North American Mortgage and Finance Corporation	185,714	185,714	-0-	0%
R. Jerry Falkner	30,000	30,000	-0-	0%

(1)	For purposes of this column, we have assumed the sale of all restricted ordinary shares received to date by each selling shareholder.

PLAN OF DISTRIBUTION

      We are registering the ordinary shares on behalf of the selling shareholders. Selling shareholders may effect sales of ordinary shares from time to time in one or more types of private transactions at negotiated prices or such other prices as the selling shareholders determine. Selling shareholders also may resell all or a portion of their ordinary shares representing ordinary shares in open market transactions in reliance upon Rule 144 under the Securities Act, provided they meet the criteria and conform to the requirements of such rule. Any of the transactions described above may or may not involve brokers or dealers. The selling shareholders have advised us that they have not entered into any agreements, understandings or arrangements with any underwriters or broker-dealers regarding the sale of their securities, nor is there an underwriter or coordinating broker acting in connection with the proposed sale of ordinary shares by the selling shareholders.

      Under the terms of our registration rights agreement with North American Mortgage & Finance Corporation, we have agreed to maintain this registration statement until the earliest of the following events:

•	the date that none of the shares covered by this registration statement are issued and outstanding;

•	the date that all of the shares covered by this registration statement have been sold under this registration statement;

•	the date that all of the shares covered by this registration statement have been transferred to persons who may trade these shares without restriction under the Securities Act;

•	the date that all of the shares covered by the registration statement may be sold under Rule 144(k) promulgated under the Securities Act; or

•	February 7, 2005.

      As an inducement to the underwriters in our equity offering, North American Mortgage and Finance Corporation has agreed not to sell, offer to sell or otherwise dispose of any of our ordinary shares for a period of 120 days from the effective date of our registration statement on Form F-2 without the prior written consent of the underwriters.

      The selling shareholders may effect sale transactions by selling ordinary shares directly to purchasers or to or through broker-dealers, which may act as agents or principals. Such broker-dealers may receive compensation in the form of discounts, concessions, or commissions from the selling shareholders and/or the purchasers of ordinary shares for whom such broker-dealers may act as agents or to whom they sell as principals, or both. Compensation as to a particular broker-dealer might be in excess of customary commissions.

      The selling shareholders and any broker-dealers that act in connection with the sale of ordinary shares might be deemed to be “underwriters” within the meaning of Section 2(11) of the Securities Act, and any commissions received by such broker-dealers and any profit on the resale of the ordinary shares sold by them while acting as principals might be deemed to be underwriting discounts or commissions under the Securities Act. We have agreed to indemnify North American Mortgage and Finance Corporation against certain liabilities, including liabilities arising under the Securities Act. The selling shareholders may agree to indemnify any agent, dealer or broker-dealer that participates in transactions involving sales of the ordinary shares against certain liabilities, including liabilities arising under the Securities Act.

      Because selling shareholders may be deemed to be “underwriters” within the meaning of Section 2(11) of the Securities Act, the selling shareholders will be subject to the prospectus delivery requirements of the Securities Act. We have informed the selling shareholders that the anti-manipulative provisions of Regulation M promulgated under the Securities Exchange Act of 1934, as amended, may apply to their sales in the market. Regulation M generally provides that, during an offering by selling shareholders, such shareholders may not bid for, purchase, or attempt to induce any person to bid for or purchase, the securities being offered.

      Upon a selling shareholder notifying us that he, she or it has entered into any material arrangement with a broker-dealer for the sale of ordinary shares through a block trade, special offering, exchange distribution or secondary distribution or a purchase by a broker or dealer, we will file a supplement to this prospectus, if required, pursuant to Rule 424(b) under the Securities Act, disclosing:

•	the name of each such selling shareholder and of the participating broker-dealer(s);

•	the number of ordinary shares involved;

•	the price at which such ordinary shares were sold;

•	the commissions paid or discounts or concessions allowed to such broker-dealer(s), where applicable;

•	that such broker-dealers(s) did not conduct any investigation to verify the information set out or incorporated by reference in this prospectus; and

•	other facts material to the transaction.

MEMORANDUM AND ARTICLES OF ASSOCIATION

Registered Office

      We have been assigned registration number C/0250 by the registrar of companies in the Cayman Islands. The registered office is located at Trafalgar Place, West Bay Road, P.O. Box 1114, Grand Cayman, Cayman Islands. The telephone number at that location is (345) 945-4277.

Object and Purpose

      Paragraphs 3 and 4 of the Amended and Restated Memorandum of Association (“Memorandum of Association”) provide that our object and purpose is to perform all functions permitted under the Companies Law (1998 Revision). Without limiting paragraphs 3 and 4, paragraph 5 of the Memorandum of Association provides that the objects and powers of our company shall include:

•	To supply water for domestic and all other purposes in the Cayman Islands and to construct the necessary works for such supply;

•	To purchase, take on lease, hire or otherwise acquire waterworks or the right to supply and work water undertakings;

•	To fit out, maintain and work with any form of mechanical steam or electric or other power the necessary works for the supply of water including the construction and fitting out of pumping stations, reservoirs, desalinators, reverse osmosis equipment, pipe lines and all other works necessary or reasonably required for the supply of water for the purposes aforesaid;

•	To acquire, manufacture, repair and maintain all machines, machinery pipes, utensils, apparatus and materials required for the supply aforesaid;

•	To make from time to time such applications to the Cayman Islands government or other authority as may be thought necessary or desirable for powers to construct maintain and work the business of our company or to acquire or lease land, buildings, easements, water rights, water and other works and any extensions thereof and to execute any works in connection therewith;

•	To purchase, take upon, lease or otherwise acquire or build upon or improve any lands or building or any estates or interest therein and any licenses, rights, easements or privileges which may be considered necessary or expedient for the purposes of the business of our company and to do any such things notwithstanding that in any case, the whole of the land may not be required for such purposes;

•	To manufacture, buy, sell, let upon hire, with or without an option of purchase, all pipes, taps, valve engines, tools, machines and other chattels and things used or which may at any time hereafter be used in the establishment, maintenance, equipping or working of the aforesaid.

•	To sell, grant, let, exchange or otherwise dispose of absolutely or conditionally or for any limited estate or interest, all or any part or section of, the undertaking worked our company or any of them or any or any part of the property or properties, rights or powers thereof or any licenses, rights or privileges in over or in relation to any such property or any part thereof;

•	To purchase or otherwise acquire any lands and buildings, and to utilize the same for the treatment, re-use and disposal of sewage, and to construct, erect and lay down any buildings, engines, pumps, sewers, tanks, drains, culverts, channels, sewage or other works or things that may be necessary or convenient for any of the objects of our company;

•	To manufacture, purchase, sell, deal in or otherwise dispose of chemical vegetable and other manures and other substances, materials and things that may be conveniently dealt with in connection with sewage works.

•	To engage in or carry on any other lawful trade, business or enterprise which may at any time appear to our directors capable of being conveniently carried on in conjunction with any of the aforementioned businesses or activities or which may appear to our directors likely to be profitable to us.

Directors

      Article 26.05 of our Amended and Restated Articles of Association (the “Articles of Association”) provides that a director may vote in respect of any contract, arrangement or other matter notwithstanding such director’s interest provided that the nature of his or her interest shall have been disclosed to the directors prior to the resolution. Article 25.01 provides that remuneration of the directors shall be in such amount or at such rate as the directors may from time determine. Article 30.03 provides that the directors may exercise all the powers of our company to borrow money and to mortgage or charge its undertaking, property and uncalled capital or any part thereof by ways of fixed charge, floating charge or other form of encumbrance, and to issues debentures, debenture stock and other securities whether outright or as security for any debt, liability or obligation of our company or any third party. Article 24.02 provides that our directors are not required to own shares of our company in order to act as directors of our company unless prescribed by special resolution.

Rights of Shareholders

      Article 4.02 of our Articles of Association provides that unless otherwise provided in the terms of issue of a class of stock, the rights attached to any class of shares may not be changed unless approved by the holders of such class of shares by special resolution.

Annual General Meetings/Extraordinary General Meetings

      Under Article 16 and Article 18, of our Articles of Association, we shall hold an annual general meeting on a date determined by our board of directors upon at least five days notice unless all of the shareholders waive the notice requirements. Article 17.01 of our Articles of Association provides that an extraordinary general meeting may be called by our board of directors or by the directors upon the request of the holders of 51% of shares that have the right to vote at a general meeting. If the directors do not call an extraordinary general meeting within 21 days of such request, the shareholders requesting such meeting may call an extraordinary general meeting so long as the meeting takes place within 90 days of the original request by the shareholders. Under Article 18.01, five days notice must be given prior to an extraordinary general meeting unless at least 75% of the shareholders entitled to vote at the meeting agree to call the meeting on shorter notice (but not shorter than two days).

Certain Provisions of the Articles of Association Having the Effect of Delaying, Deferring or Preventing a Change in Control

      Our Articles of Association provide for our board of directors to be divided into three groups of directors serving staggered three-year terms. As a result, approximately one-third of the board of directors will be elected each year. A director may be removed prior to expiration of his or her term by a special resolution of the shareholders. Our Articles of Association define “special resolution” as a resolution passed at a shareholder meeting by a majority of three-quarters of the votes cast, or a resolution passed without a shareholder meeting by a unanimous vote of all shareholders of record. Vacancies on the board of directors may be filled either by the directors or the shareholders. Our classified board of directors could have the effect of increasing the length of time necessary to change the composition of a majority of the board of directors.

DESCRIPTION OF SECURITIES

      The following statements are not complete. For a complete description of our capital stock, you should read our Memorandum of Association and Articles of Association, which are incorporated by reference in the registration statement of which this prospectus forms a part.

Ordinary Shares

      We are authorized to issue 9,900,000 ordinary shares, par value CI$1.00 per share. As of the date of this prospectus, 5,475,568 ordinary shares were issued and outstanding.

      Holders of ordinary shares may cast one vote for each share held of record at all shareholder meetings. All voting is non-cumulative. Holders of more than 50% of the outstanding shares present and voting at an annual meeting at which a quorum is present are able to elect all of our directors. Holders of ordinary shares do not have preemptive rights or rights to convert their ordinary shares into any other securities. All of the outstanding ordinary shares are fully paid and non-assessable.

      Holders of ordinary shares are entitled to receive ratably dividends, if any, distributed out of our accumulated profits. Subject to the preferential rights of holders of the redeemable preference shares, upon liquidation, all holders of ordinary shares are entitled to participate pro rata in our assets which are available for distribution.

Redeemable Preferred Shares

      We are authorized to issue 100,000 redeemable preferred shares, par value CI$1.00 per share. As of the date of this prospectus, 18,914 redeemable preferred shares were issued and outstanding.

      Holders of redeemable preferred shares may cast one vote for each share held of record at all shareholder meetings. All voting is on a non-cumulative basis. Upon the event of our liquidation, the redeemable preferred shares rank in preference to the ordinary shares with respect to the repayment of the par value of redeemable preferred shares plus any premium paid or credited on the purchase of the shares. Under our employee share incentive plan, we may redeem any redeemable preferred shares issued to an employee under certain circumstances. The ordinary shares and the redeemable preferred shares rank equally in all other respects.

Class B Ordinary Shares

      In 1997, we adopted an option deed under which option holders may exercise rights to purchase our class B ordinary shares, par value CI$1.00 per share. As of the date of this prospectus, there are no class B ordinary shares issued and outstanding.

      Holders of class B ordinary shares are entitled to the same dividends paid on ordinary shares and redeemable preference shares, and we cannot pay a dividend on the ordinary shares without paying the same dividend on the class B ordinary shares, and vice versa. We cannot redeem the class B ordinary shares, and the holders of the class B ordinary shares are not entitled to any repayments of capital upon our dissolution.

      If we enter into a transaction in which ordinary shares are exchanged for securities or other consideration of another company, then the class B ordinary shares will also be exchanged pursuant to a formula. The class B ordinary shares and the ordinary shares rank equally in all other respects.

Option Deed

      In 1997, in response to an attempt by Argyle/Cay Water, Ltd. to acquire up to 50% of our company, our board of directors approved an option deed, which is similar to a “poison pill.” The option deed may delay or prevent a change in control of us.

      The option deed grants to each holder of an ordinary share or a redeemable preferred share an option to purchase one one-hundredth of a class B ordinary share at an exercise price of $37.50, subject to adjustment. If a takeover attempt occurs, each shareholder would be able to exercise the option and receive ordinary shares with a value equal to twice the exercise price of the option. Under circumstances described in the option deed, instead of receiving ordinary shares, we may issue to each shareholder cash or other equity or debt securities of us, or the equity securities of the acquiring company, as the case may be, with a value equal to twice the exercise price of the option.

      Takeover events that would trigger the options include a person or group becoming the owner of 20% or more of our outstanding ordinary shares or the commencement of, or announcement of an intention to make, a tender offer or exchange offer, which upon completion would result in the beneficial ownership by a person or group of 20% or more of the outstanding ordinary shares. Accordingly, exercise of the options may cause substantial dilution to a person who attempts to acquire us.

      The options are attached to each ordinary share and redeemable preferred share, including any shares offered by this prospectus, and presently have no monetary value. The options will not trade separately from our shares unless and until they become exercisable. The options, which expire on July 31, 2007, may be redeemed, at the option of our board of directors, at a price of CI$.01 per option at any time until ten business days following the date that a group or person acquires ownership of 20% or more of the outstanding ordinary shares.

      The option deed may have certain anti-takeover effects, although it is not intended to prevent any acquisition or business combination that is at a fair price and otherwise in the best interests of us and our shareholders as determined by our board of directors. However, a shareholder could potentially disagree with the board’s determination of what constitutes a fair price or the best interests of our company and our shareholders.

      The full terms and conditions of the options are contained in an option deed between us and our option agent, American Stock Transfer & Trust Company. See “Where You Can Find More Information” on page 7 of this prospectus for information on how to obtain a copy of the option deed. The above description of the options is a summary only and does not purport to be complete. You should read the entire option deed to understand the terms of the options.

Foreign Exchange Regulations

      We are not subject to any governmental laws, decrees or regulations in the Cayman Islands which restrict the export or import of capital, or that affect the remittance of dividends, interest or other payments to non-resident holders of our securities. The Cayman Islands does not impose any limitations on the right of non-resident owners to hold or vote the ordinary shares. There are no exchange control restrictions in the Cayman Islands.

Cayman Islands Taxation

      The Cayman Islands presently impose no taxes on our profit, income, distribution, capital gains, or appreciations and no taxes are currently imposed in the Cayman Islands on profit, income, capital gains, or appreciations of the holders of our securities or in the nature of estate duty, inheritance, or capital transfer tax. There is no income tax treaty between the United States and the Cayman Islands.

      A major source of revenue to the Cayman Islands government is a 7.5% or 9% stamp tax, depending on location, on the transfer of ownership of land in the Cayman Islands. During the period of November 14, 2001 to May 13, 2003, the stamp tax rate is temporarily set at 5%. To prevent stamp tax avoidance by transfer of ownership of the shares of a company, which owns land in the Cayman Islands (as opposed to transfer of the land itself), The Land Holding Companies (Share Transfer Tax) Law was passed in 1976. The effect of this law is to charge a company, which owns land or an interest in land in the Cayman Islands, a tax based on the value of its land or interest in land attributable to each share transferred. The stamp tax calculation does not take into account the proportion which the value of a company’s Cayman land or interest bears to its total assets and whether the intention of the transfer is to transfer ownership or part of a company’s entire business or a part of its Cayman land or interest.

      Prior to our ordinary shares becoming quoted in the United States, we paid this tax on private share transfers. We have never paid the tax on transfers of our publicly traded shares. Since 1994, we requested that the Cayman Islands government exempt us from the share transfer tax. Other local companies whose businesses are not primarily related to ownership of land and whose shares are publicly traded have either received an exemption from the tax or have not been pursued by government for payment of the tax. On April 10, 2003, we received notice that the Cayman Islands government had granted an exemption from taxation for all transfers of our shares after that date. We believe it is unlikely that government will seek to collect this tax on transfers of our publicly traded shares between the period from 1994 through April 10, 2003.

Transfer Agent

      The transfer agent for the ordinary shares is American Stock Transfer & Trust Company, New York, New York.

OFFERING EXPENSES

      We will pay all expenses in connection with the registration of the ordinary shares offered by this prospectus. The selling shareholders will bear brokerage commissions and similar selling expenses, if any, attributable to the sale of ordinary shares. The following table sets forth the costs and expenses payable by us in connection with the resales of the securities being registered. All amounts are estimates subject to future contingencies except the SEC registration statement filing fee.

SEC Registration Statement Filing Fee	$255.49
Legal Fees and Expenses	$25,000.00
Accounting Fees and Expenses	$35,000.00
Printing Fees	$10,000.00
Miscellaneous	$1,000.00

Total	$71,255.49

DISCLOSURE OF SECURITIES AND EXCHANGE COMMISSION POSITION ON

INDEMNIFICATION FOR SECURITIES ACT LIABILITIES

      Insofar as indemnification for liabilities arising under the Securities Act may be permitted to directors, officers and controlling persons of the registrant pursuant to the foregoing provisions, or otherwise, the registrant has been advised that in the opinion of the Securities and Exchange Commission such indemnification is against public policy as expressed in the Securities Act and is, therefore, unenforceable. In the event that a claim for indemnification against such liabilities (other than the payment by the registrant of expenses incurred or paid by a director, officer or controlling person of the registrant in the successful defense of any action, suit or proceeding) is asserted by such director, officer or controlling person in connection with the securities being registered, the registrant will, unless in the opinion of its counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question whether such indemnification by it is against public policy as expressed in the Securities Act and will be governed by the final adjudication of such issue.

EXEMPTION FROM REGISTRATION CLAIMED

      The ordinary shares being offered pursuant to the Form F-3 prospectus included herein have previously been issued and were deemed to be exempt from registration under the Securities Act in reliance on Section 4(2) of the Securities Act, or Regulation D or Regulation S promulgated thereunder, as transactions by an issuer not involving a public offering. The recipients of securities in each such transaction represented their intention to acquire the securities for investment only and not with a view to or for resale in connection with any distribution thereof and appropriate legends were affixed to the share certificates and instruments issued in such transactions. All recipients had adequate access, through their relationship with our company, to information about us.

ENFORCEABILITY OF CIVIL LIABILITIES

      We are incorporated under the laws of the Cayman Islands and a substantial portion of our assets are located outside the United States. In addition, our officers and certain experts named herein reside outside the United States. As a result, it may be difficult for investors to effect service of process within the United States upon us or such other persons, or to enforce outside the United States judgments obtained against such persons in U.S. courts, in any action, including actions predicated upon the civil liability provisions of U.S. securities laws. In addition, it may be difficult for investors to enforce, in original actions brought in courts in jurisdictions located outside the United States, rights predicated upon the U.S. securities laws.

      We have been advised by legal counsel in the Cayman Islands, Charles Adams, Ritchie and Duckworth, that the United States and the Cayman Islands do not currently have a treaty providing for reciprocal recognition and enforcement of judgments (other than arbitration awards) in civil and commercial matters. Therefore, a final judgment for the payment of money rendered by any federal or state court in the United States based on civil liability, whether or not predicated solely upon the federal securities laws would not be directly enforceable in the Cayman Islands. However, if the party in whose favor such final judgment is rendered brings a new suit in a competent court in the Cayman Islands, such party may submit to the Cayman court the final judgment which has been rendered in the United States. If the Cayman court finds the jurisdiction of the federal or state court in the United States has been based on grounds which are internationally acceptable and that proper legal procedures have been observed, the Cayman court will, in principle, give binding effect to the final judgment which has been rendered in the United States unless such judgment contravenes Cayman principles of public policy. Based on the foregoing, there can be no assurance that U.S. investors will be able to enforce against us, our officers or certain experts named herein who are residents of the Cayman Islands or countries other than the United States any judgments obtained in U.S. courts in civil and commercial matters, including judgments under the federal securities laws. In addition, there is doubt as to whether a Cayman court would impose civil liability on such persons in an original action predicated solely upon the federal securities laws of the United States brought in a competent court in the Cayman Islands against us, our officers or experts, respectively. See “Risk Factors — Service of process and enforcement of legal proceedings commenced against us in the United States may be difficult to obtain.”

LEGAL MATTERS

      The validity of the ordinary shares and statements in this prospectus concerning matters of Cayman Islands law will be passed upon by Charles Adams, Ritchie and Duckworth, our legal counsel in the Cayman Islands. Richard L. Finlay was, until June 5, 2003, an attorney with the firm of Charles Adams, Ritchie and Duckworth and is one of our directors and beneficially owns 10,348 ordinary shares. Edwards & Angell, LLP, Fort Lauderdale, Florida, is acting as counsel to us with respect to certain matters of U.S. law in connection with this offering.

EXPERTS

      Our consolidated financial statements for each of the years in the three-year period ended December 31, 2002, have been incorporated herein in reliance upon the report of KPMG Chartered Accountants, independent accountants, also incorporated by reference, and upon the authority of said firm as experts in accounting and auditing.

      The combined financial statements of Ocean Conversion (Cayman) Limited, DesalCo Limited and Ocean Conversion (BVI) Ltd. included in this registration statement have been audited by Deloitte & Touche, independent auditors, as stated in their report appearing herein, and are included in reliance upon the report of such firm given upon their authority as experts in accounting and auditing.

      The financial statements of Waterfields Company Limited as of and for the years ended December 31, 2002 and December 31, 2001 included in this registration statement have been so included in reliance upon the report of PricewaterhouseCoopers, Bahamas, independent accountants, given on the authority of said firm as experts in accounting and auditing.

      On June 27, 2002, we dismissed our independent auditors, PricewaterhouseCoopers, Cayman Islands. The decision to dismiss PricewaterhouseCoopers, Cayman Islands was recommended and approved by the audit committee of our board of directors. During the fiscal years ended December 31, 2000 and 2001, PricewaterhouseCoopers, Cayman Island’s report on our financial statements did not contain an adverse opinion or disclaimer of opinion and was not qualified or modified as to uncertainty, audit scope, or accounting principles. In addition, during each of our fiscal years ended December 31, 2000 and 2001 and the interim period through June 27, 2002, we did not have any disagreements with PricewaterhouseCoopers, Cayman Islands on any matter of accounting principles or practices, financial statement disclosure or auditing scope or procedure, which, if not resolved to the satisfaction of PricewaterhouseCoopers, Cayman Islands, would have caused PricewaterhouseCoopers, Cayman Islands to make reference to the subject matter of the disagreements in connection with its reports on our financial statements for the year or period in question. We engaged KPMG to replace PricewaterhouseCoopers, Cayman Islands on July 9, 2002. We have authorized PricewaterhouseCoopers, Cayman Islands to respond fully to the inquiries, if any, of KPMG regarding any accounting or financial matters relating to us. KPMG has re-audited the financial statements for the years ended December 31, 2000 and 2001 and there have been no re-statements of the prior audited financial statements resulting from the re-audits.

UNAUDITED CONDENSED PRO FORMA CONSOLIDATED FINANCIAL STATEMENTS

      The unaudited condensed pro forma consolidated financial statements are presented to give effect to transactions which were completed in February 2003 or which we anticipate completing on or before July 31, 2003 with the shareholders of DesalCo Limited (“DesalCo”), DesalCo (Barbados) Ltd. (“DesalCo (Barbados)”), Ocean Conversion (Cayman) Limited (“Ocean Conversion (Cayman)”), Ocean Conversion (BVI) Ltd. (“Ocean Conversion (BVI)”) and Waterfields Company Limited (“Waterfields”). DesalCo, DesalCo (Barbados), Ocean Conversion (Cayman), Ocean Conversion (BVI) and Waterfields are herein referred to as the “acquired companies” and the transactions collectively as the “recent acquisitions”.

      As of March 31, 2003, we owned 100% of DesalCo and its wholly owned subsidiary, DesalCo (Barbados), 100% of Ocean Conversion (Cayman) and 43.5% of Ocean Conversion (BVI). Additionally, as of March 31, 2003, we had 50% of the profit sharing rights of Ocean Conversion (BVI). After completion of the remainder of the recent acquisitions, we will own 90.9% of Waterfields.

      In accordance with Article 11 of Regulation S-X, an unaudited condensed pro forma consolidated balance sheet is being presented as of March 31, 2003 as if the remaining recent acquisitions had occurred on March 31, 2003 and an unaudited condensed pro forma consolidated statement of income is being presented for the year ended December 31, 2002 and the period ended March 31, 2003 as if the recent acquisitions had occurred on January 1, 2002.

      The unaudited condensed pro forma consolidated financial statements at March 31, 2003 and for the period then ended are based on unaudited financial records of our company and Waterfields Company Limited. The unaudited condensed pro forma consolidated statement of income at December 31, 2002 is based on our audited historical consolidated financial statements and the audited historical financial statements and combined financial statements of the acquired companies as of and for the year ended December 31, 2002. Our audited and unaudited historical financial statements and those of the acquired companies used in the preparation of these unaudited condensed pro forma consolidated financial statements were all prepared in accordance with United States generally accepted accounting principles. Audits were conducted in accordance with United States generally accepted auditing standards. The audited and unaudited financial statements or audited combined financial statements of each of the acquired companies, and the audit reports thereon where applicable, are included within this document and should be read in conjunction with the unaudited pro forma consolidated financial statements.

      We used the purchase method of accounting to account for the acquisitions. Under the purchase method of accounting, the total estimated purchase price, calculated as described in Note 2 to the unaudited condensed pro forma consolidated financial statements, is allocated to the net tangible and intangible assets of each of the recent acquisitions based on fair values. Our acquired interests in Ocean Conversion (BVI) have been accounted for using the equity method of accounting. Under the equity method of accounting, our investment in Ocean Conversion (BVI) is recorded at cost and adjusted for our share of earnings or losses, less dividends.

      The unaudited condensed pro forma consolidated financial statements, including the pro forma adjustments and explanatory notes thereto, are for illustrative purposes only. In the opinion of management, the unaudited condensed pro forma consolidated financial statements include all adjustments necessary to present fairly the results of the periods presented. The unaudited condensed pro forma consolidated financial statements are not intended to represent or be indicative of our consolidated results of operations or financial condition that would have been reported had the recent acquisitions been completed as of the dates presented, and should not be taken as representative of our future consolidated results of operations or financial condition.

UNAUDITED CONDENSED PRO FORMA CONSOLIDATED BALANCE SHEET

OF CONSOLIDATED WATER CO. LTD.
As at March 31, 2003

			Pro Forma				Pro Forma
	CWCO	WCL	Adjustments and Notes*				Consolidated

ASSETS
Current Assets:
Cash and cash equivalents	$3,723,974	$478,305	2,120,250	a			$6,322,529
Accounts receivable	2,770,139	878,179					3,648,318
Inventory	946,429	604,954					1,551,383
Prepaid expenses and deposits	448,934	162,337					611,271
Deferred expenditures	1,300,401						1,300,401
Current portion of loans receivable	1,080,127	—					1,080,127

Total Current Assets	10,270,004	2,123,775					14,514,029
Loans receivable	4,045,385	—					4,045,385
Property, plant and equipment	21,062,174	7,552,802					28,614,976
Investment in affiliates	13,349,712	—	(2,120,250	)a	(1,012,501	)b	10,216,961
Intangible assets	6,301,893	—					6,301,893
Goodwill	2,673,733	—			2,299,102	b	4,972,835

Total Assets	$57,702,901	$9,676,577					$68,666,079

LIABILITIES AND STOCKHOLDERS’ EQUITY
Current Liabilities:
Accounts payable and other liabilities	2,418,809	414,112					2,832,921
Current portion of long term debt	12,298,653	492,694			8,113,020	b	20,904,367

Total Current Liabilities	14,717,462	906,806					23,737,288
Long term debt	18,322,857	1,259,960					19,582,817
Other long term liabilities	136,235	—					136,235
Minority interests in Waterfields	—	—			683,392	b	683,392
Profit sharing provision	—	—					—

Total Liabilities	33,176,554	2,166,766					44,139,732
Stockholders’ Equity
Redeemable preferred stock	22,697	—					22,697
Common stock	5,087,951	769,000			(769,000	)b	5,087,951
Stock and options earned but not issued	60,270						60,270
Additional paid in capital	10,253,420	6,710,375			(6,710,375	)b	10,253,420
Retained earnings	9,102,009	30,436			(30,436	)b	9,102,009

Total Stockholders’ Equity	24,526,347	7,509,811					24,526,347

Total Liabilities and Stockholders’ Equity	$57,702,901	$9,676,577					$68,666,079

*	The letters refer to a description of the pro forma adjustments in Note 4.

See accompanying notes to the unaudited condensed pro forma consolidated financial statements.

UNAUDITED CONDENSED PRO FORMA CONSOLIDATED STATEMENT OF INCOME

OF CONSOLIDATED WATER CO. LTD.
For the year ended December 31, 2002

				Pro Forma						Pro Forma
	CWCO	WCL	Combined**	Adjustments and Notes*						Consolidated

Water sales	$12,154,689	$4,086,872	$12,247,281	$(5,427,108	)c	(2,281,486	)d(i)			$20,780,248
Service and other operating income			483,406	563,311	e	(202,045	)d(ii)	(1,680	)d(iii)	842,992

Total revenue	12,154,689	4,086,872	12,730,687							21,623,240
Cost of sales	(6,882,177)	(2,552,496)	(6,589,779)	1,558,058	c	2,281,486	d(i)	(655,235	)f	(12,840,143)

Gross profit	5,272,512	1,534,376	6,140,908							8,783,097
Indirect expenses	(2,644,004)	(926,406)	(1,367,480)	508,265	c	202,045	d(ii)	(334,975	)g	(4,562,555)

Income from operations	2,628,508	607,970	4,773,428							4,220,542
Other income (expenses)
Interest and other income	51,788	9,172	869,679	(24,539	)c	(38,220	)d(iv)			867,880
Interest expense	(103,986)	(103,389)						(1,685,385	)g	(1,892,760)
Profit sharing			(1,307,080)	815,526	c	491,554	h			—
Equity in net income of OC(BVI)			—	1,377,650	c					1,377,650

	(52,198)	(94,217)	(437,401)							352,770
Net income before income taxes and minority interest	2,576,310	513,753	4,336,027							4,573,312

Income taxes	—	—	(111,232)							(111,232)
Minority interest in Waterfields	—	—	—			(46,906	)b			(46,906)

Net income	$2,576,310	$513,753	$4,224,795					7		$4,415,174

Basic earnings per share	$0.65							5		$1.06
Diluted earnings per share	$0.63							5		$1.03
Weighted average number of common stock used in the determination of:
Basic earnings per share	3,969,861									4,151,575

Diluted earnings per share	4,087,532									4,269,246

*	The letters refer to a description of the pro forma adjustments in Note 4.

**	The combined accounts represent a combination of the financial statements of DesalCo Limited and subsidiary (DesalCo (Barbados) Ltd.), Ocean Conversion (Cayman) Limited, and Ocean Conversion (BVI) Ltd.

See accompanying notes to the unaudited condensed pro forma consolidated financial statements.

UNAUDITED CONDENSED PRO FORMA CONSOLIDATED STATEMENT OF

INCOME OF CONSOLIDATED WATER CO. LTD.
For the three months ended March 31, 2003

			Pro Forma						Pro Forma
	CWCO	WCL	Adjustments and Notes*						Consolidated

Water sales	$3,824,093	$1,079,474	547,452	i	(208,332	)d(i)			$5,242,687
Service and other operating income	194,632		130,269	i	(82,497	)d(ii)			242,404

Total revenue	4,018,725	1,079,474							5,485,091
Cost of sales	(2,074,039)	(711,904)	(352,585	)i	208,332	d(i)	(25,964	)f	(2,956,160)

Gross profit	1,944,686	367,570							2,528,931
Indirect expenses	(926,635)	(199,590)	(188,469	)i	82,497	d(ii)	(7,287	)g	(1,239,484)

Income from operations	1,018,051	167,980							1,289,447
Other income (expenses)
Other income	44,560	1,593	5,243	i					51,396
Interest expense	(293,383)	(15,506)					(200,848	)g	(509,737)
Profit sharing	62,334	—	32,607	i					94,941
Equity in net income of OC(BVI)	192,429		100,365	i					292,794

	5,940	(13,913)							(70,606)
Net income before income taxes and minority interest	1,023,991	154,067							1,218,841

Income taxes	(5,993)	—	(2,447	)i					(8,440)
Minority interest in Waterfields	—	—			(14,175	)b			(14,175)

Net income	$1,017,998	$154,067							$1,196,226

Basic earnings per share	$0.25						5		$.29
Diluted earnings per share	$0.24						5		$.28
Weighted average number of common stock used in the determination of:
Basic earnings per share	4,121,698								4,190,047

Diluted earnings per share	4,251,195								4,323,544

*	The letters refer to a description of the pro forma adjustments in Note 4.

See accompanying notes to the unaudited condensed pro forma consolidated financial statements.

NOTES TO THE CONDENSED UNAUDITED PRO FORMA

CONSOLIDATED FINANCIAL STATEMENTS

1.	Basis of presentation

      The unaudited condensed pro forma consolidated financial statements are prepared in accordance with Article 11 of Regulation S-X. Since our historical financial statements and those of each of the acquired companies were prepared in accordance with United States generally accepted accounting principles and the accounting policies are substantially comparable, management did not make any accounting policy conformance adjustments to the unaudited condensed pro forma consolidated financial statements.

      These unaudited condensed pro forma consolidated financial statements reflect management’s preliminary allocation of the purchase price. Property, plant and equipment, investments in affiliates, intangible assets and goodwill have all been assigned preliminary allocations which are subject to the completion of management’s review of the estimated replacement costs of property, plant and equipment and the anticipated discounted cash flows of existing contracts. Management expects to complete the process of allocating the purchase price within one year of the date of the acquisitions.

      Transactions and balances between any of the companies, including us and each of the acquired companies have been eliminated in the preparation of the unaudited condensed pro forma consolidated financial statements.

      The Bahamian dollar amounts presented for Waterfields Company, Ltd. in its primary financial statements are identical to the U.S. dollar amounts presented in the pro forma financial statements because the official fixed exchange rate for conversion of U.S. dollars into Bahamian dollars as determined by the Central Bank of the Bahamas has been fixed since 1973 at U.S. $1.00 = BAH $1.00.

2.	Acquisitions and Purchase Price Allocation

      We acquired interests in five companies consisting of DesalCo Limited, DesalCo (Barbados) Ltd., Ocean Conversion (Cayman) Ltd., Ocean Conversion (BVI) Ltd., and Waterfields Company Limited. The incorporation of DesalCo’s significant engineering and plant construction experience into our consolidated company will enable us to participate in future bids for larger plants as both an original equipment manufacturer and as an operator. The acquisition of DesalCo (Barbados), Ocean Conversion (BVI) and Waterfields gives us greater geographical diversification, thereby spreading political and weather risks. Finally, the acquisition of Ocean Conversion (Cayman) makes us the sole operator of reverse osmosis seawater desalination plants supplying potable water by pipeline in Grand Cayman.

      The excess of the purchase price over the value of the tangible and intangible assets and liabilities assumed results in goodwill of $4,972,835. Management negotiated the individual purchase agreements based on the deemed value of the established business in each jurisdiction as well as the potential to further expand into each geographic market. In certain jurisdictions, management believes there is a significant shortage of potable water, however, new entries into these markets are difficult and costly. The successful completion of the recent acquisitions will not only allow us to expand our present business, but also to further expand into markets with high demand.

NOTES TO THE CONDENSED UNAUDITED PRO FORMA
CONSOLIDATED FINANCIAL STATEMENTS — (Continued)

      The following table illustrates the purchase consideration and allocation of the purchase price to the tangible and intangible assets and liabilities acquired in the recent acquisitions:

Purchase price
Cash consideration, including acquisition costs of $500,000	$34,113,742
Issuance of 185,714 ordinary shares to selling shareholders	2,291,711

Total purchase price	36,405,453
Less: proceeds from sale of non-voting Ocean Conversion (BVI) shares	(2,120,250)

Net purchase price of acquisitions, including acquisition costs and non-cash consideration	$34,285,203
Allocated to:
Historical book value of assets and liabilities as follows:
Current assets	$7,253,427
Property, plant and equipment	8,314,326
Investment in affiliate — Ocean Conversion (BVI)	9,898,949
Intangible assets	4,868,861
Other assets	4,224,145

Total assets acquired	34,559,708
Current liabilities	(1,560,468)
Long term debt and liabilities	(3,631,872)

Total liabilities assumed	(5,192,340)
Net assets acquired	29,367,368
Adjustments:
Relocation and termination costs	(55,000)

Total allocation	$29,312,368

Excess purchase price over allocation to identifiable assets and liabilities (goodwill)	$4,972,835

      The preliminary purchase price allocation performed by management assumes that fair value approximates the carrying value of net tangible assets as reflected in the audited financial statements of each of the acquired companies. Specifically, due to the recent or pending nature of the transactions, management has not assigned fair values to property, plant and equipment based on net replacement value. The fair value of intangible assets is based on management’s estimates using discounted cash flow techniques at a discount rate of 15%. The estimates used in the valuation of intangible assets were based upon assumptions believed to be reasonable, but which are inherently uncertain and unpredictable. Assumptions may be incomplete or inaccurate and unanticipated events and circumstances may occur. Accordingly, actual results may vary from those presented.

3.	Intangible assets

      In conjunction with the purchase price allocation indicated in note 2, management has identified and assigned fair values, based on estimated discounted cash flows, to the following intangible assets:

(a) Management Services Agreement between DesalCo and Ocean Conversion (BVI) valued at $650,978 with effect through May 31, 2006. Management has determined that the management services agreement has an indefinite life as both the intent and ability to renew the agreement with minimal cost is present based on DesalCo’s 50% voting rights on the board of directors of Ocean Conversion (BVI).

NOTES TO THE CONDENSED UNAUDITED PRO FORMA
CONSOLIDATED FINANCIAL STATEMENTS — (Continued)

(b) DWEER Distributor Agreement between DesalCo and DWEER Technology Ltd. valued at $239,263 with effect through September 2009. The fair value is amortized over the remaining term of the agreement based on estimated economic benefits.

(c) Water Production and Supply License between us and Water-Authority Cayman for the Red Gate Road plant valued at $3,870,952 with effect through November 2008. The fair value is amortized over the remaining term of the agreement based on estimated economic benefits.

(d) Water Production and Supply License between us and Water-Authority Cayman for the North Sound Road plant valued at $107,668 with effect through October 2009. The fair value is amortized over the remaining term of the agreement based on estimated economic benefits.

4.     Pro forma adjustments

      The significant pro forma adjustments applied to the historical financial statements in the preparation of the unaudited condensed pro forma consolidated financial statements have been prepared based on the following:

(a) To reflect the proceeds from the sale of 165,000 non-voting Ocean Conversion (BVI) shares at a price of $12.85 per share.

(b) Our 12.7% interest in Waterfields was recorded using the cost basis of accounting at March 31, 2003. We have negotiated to purchase an additional 78.2% of the outstanding interests in Waterfields. This adjustment presents our investment in Waterfields on the consolidation method of accounting. The total consideration paid to the selling shareholders for 90.9% of Waterfields was $9,125,521. The excess of the purchase price over 90.9% of the net assets of Waterfields at March 31, 2003 of $2,299,102 was recorded as goodwill and a minority interest equal to the remaining 9.1% of equity interests owned by other parties was recorded as a long-term liability.

(c) To remove all statement of income amounts for Ocean Conversion (BVI) that are included in the combined accounts and record our investment in Ocean Conversion (BVI) and profits thereon under the equity method based on ownership of 43.5% of the total voting and non-voting shares outstanding.

(d) To eliminate transactions and balances between or among us and the acquired companies as follows:

i. Bulk water purchases by us from Ocean Conversion (Cayman)

ii. Service revenue earned by DesalCo from Waterfields and Ocean Conversion (Cayman)

iii. Dividends paid on our shares held by Ocean Conversion (Cayman)

iv. Dividends received by DesalCo as a result of 1,911 shares held in Waterfields

(e) DesalCo has a management services agreement with Ocean Conversion (BVI), the income from which was eliminated in the combined accounts for the year ended December 31, 2002. As Ocean Conversion (BVI) is recorded as an equity investment, this income should not be eliminated from DesalCo in the pro forma statement of income and as such, this adjustment reverses the previous elimination.

(f) To record amortization of intangible assets purchased over their useful lives based on estimated economic benefits as discussed at note 3.

(g) To record interest expense and the amortization of costs incurred to secure debt totaling $37,100,000 used to finance the purchase of the acquired companies and to refinance existing loans of $1,687,500. The debt bears interest at a rate of LIBOR plus 2.75% on a term loan of $20,000,000 maturing in 2010 and a short term loan of $17,100,000 outstanding until the proceeds from an equity

NOTES TO THE CONDENSED UNAUDITED PRO FORMA
CONSOLIDATED FINANCIAL STATEMENTS — (Continued)

offering are received. Costs of $859,617 associated with securing the financing are recorded as deferred expenditures on the balance sheet and are amortized to the statement of income over the terms of the respective loans. On a pro forma basis, interest expense on this debt and the amortization of financing costs for the year ended December 31, 2002 are $1,685,385 and $334,975, respectively based on average variable rates of 4.5% and 4.1% for the respective periods. On a pro forma basis, interest expense on this debt and the amortization of financing costs for the period ended March 31, 2003 are $380,275 and $7,287, respectively, resulting in adjustments of $200,848 and $7,287, respectively. A change of 1/8% in LIBOR would result in a change in the pro forma interest expense of $21,067 for the year ended December 31, 2002 and $4,597 for the period ended March 31, 2003.

(h) To eliminate the profit sharing charge relating to Ocean Conversion (Cayman) that would not have been paid during the year ended December 31, 2002 if we had owned 100% of the outstanding voting and non-voting shares and profit sharing rights on January 1, 2002.

(i) To adjust for operations of the acquired companies from January 2003 to February 1, 2003, the date we began including the results of the companies acquired on February 7, 2003.

5.     Pro forma earnings per share

      The calculation of unaudited pro forma basic and diluted earnings per share is based on the weighted average number of our ordinary shares outstanding assuming the shares issued as part consideration for the recent acquisitions were issued on January 1, 2002 as follows:

	December 31, 2002		March 31, 2003

	Basic EPS	Diluted EPS	Basic EPS	Diluted EPS

Historical weighted average shares — Class A Common Stock	3,969,861	4,063,731	4,121,698	4,231,703
Historical weighted average shares — Class B Common Stock	0	0	0	0
Historical weighted average shares — Preferred Stock	0	23,801	0	19,492

Total historical weighted average shares	3,969,861	4,087,532	4,121,698	4,251,195
Adjustments:
185,714 shares of Class A Common Stock issued as consideration (outstanding since pro forma acquisition date of January 1, 2002)	185,714	185,714	76,349	76,349
4,000 shares of Class A shares Common Stock held by Ocean Conversion (Cayman)	(4,000)	(4,000)	(4,000)	(4,000)

	181,714	181,714	72,349	72,349
Pro forma weighted average shares — Class A Common Stock	4,151,575	4,245,445	4,194,047	4,304,052
Pro forma weighted average shares — Class B Common Stock	0	0	0	0
Pro forma weighted average shares — Preferred Stock	0	23,801	0	19,492

Total pro forma weighted average shares	4,151,575	4,269,246	4,194,047	4,323,544

6.     Restructuring costs

      Management has assessed costs and formulated plans to relocate certain activities and employees and to terminate employment contracts of certain other employees of DesalCo Limited. These assessments are still in

NOTES TO THE CONDENSED UNAUDITED PRO FORMA
CONSOLIDATED FINANCIAL STATEMENTS — (Continued)

progress. Based on a preliminary analysis to date, costs of approximately $55,000 will be incurred after completion of the recent acquisitions for severance pay and relocation costs related to DesalCo Limited. These estimated costs are reflected in the unaudited condensed pro forma consolidated financial statements.

7.     Non-recurring income

      DesalCo Limited developed DWEERTM technology used in reverse osmosis plants and held patents related to the technology in a number of countries. During the year ended December 31, 2002, DesalCo sold the DWEERTM technology and the related patents for $750,454. Management considers this income non-recurring in nature.

INDEPENDENT AUDITORS’ REPORT

To the Board of Directors and Shareholders of

DesalCo Limited, Ocean Conversion (Cayman) Limited, and Ocean Conversion (BVI) Ltd.

      We have audited the accompanying combined balance sheets of DesalCo Limited, Ocean Conversion (Cayman) Limited, and Ocean Conversion (BVI) Ltd. (the “Group”) as of December 31, 2002 and 2001 and the related combined statements of income and retained earnings, comprehensive income and cash flows for the years then ended (all expressed in United States dollars). These financial statements are the responsibility of the Group’s management. Our responsibility is to express an opinion on these financial statements based on our audits.

      We conducted our audits in accordance with auditing standards generally accepted in the United States of America. Those standards require that we plan and perform the audit to obtain reasonable assurance about whether the financial statements are free of material misstatement. An audit includes examining, on a test basis, evidence supporting the amounts and disclosures in the financial statements. An audit also includes assessing the accounting principles used and significant estimates made by management, as well as evaluating the overall financial statement presentation. We believe that our audits provide a reasonable basis for our opinion.

      In our opinion, such combined financial statements present fairly, in all material respects, the financial position of the Group as of December 31, 2002 and 2001 and the results of its operations and its cash flows for the years then ended in conformity with accounting principles generally accepted in the United States of America.

/s/ DELOITTE & TOUCHE

April 16, 2003

George Town, Cayman Islands

DESALCO LIMITED, OCEAN CONVERSION (CAYMAN)

LIMITED, AND OCEAN CONVERSION (BVI) LTD.

COMBINED BALANCE SHEETS
December 31, 2002 and 2001

	2002	2001

	(expressed in United States dollars)
ASSETS
Current assets
Cash and cash equivalents	$2,173,364	$2,609,797
Securities available for sale (cost: $10,000, 2001: $10,000) (Note 9)	58,960	45,360
Accounts receivable	3,246,491	1,625,431
Parts inventory	693,805	554,256
Prepaid expenses	29,247	24,159
Current portion of loans receivable (Note 4)	1,080,127	607,890

	7,281,994	5,466,893
Loans receivable (Note 4)	4,313,291	2,280,750
Fixed assets (Note 3)	4,057,520	3,303,084
Intercorporate investments (cost: $1,012,501, 2001: $1,012,501)	1,012,501	1,012,501

	$16,665,306	$12,063,228

LIABILITIES AND SHAREHOLDERS’ EQUITY
Current liabilities
Accounts payable and accrued expenses	$563,262	$739,092
Customer deposits	203,638	165,352
Current portion of long-term debt (Note 6)	730,000	—

	1,496,900	904,444
Profit sharing agreement provision (Note 5)	2,605,810	1,865,803
Long-term debt (Note 6)	1,930,000	—

	6,032,710	2,770,247

Commitments (Note 7)
Shareholders’ equity
Share capital (Note 8)	2,808,276	2,808,276
Additional paid-in capital	322,724	322,724
Retained earnings	7,452,636	6,126,621
Accumulated other comprehensive income	48,960	35,360

	10,632,596	9,292,981

	$16,665,306	$12,063,228

See notes to combined financial statements

DESALCO LIMITED, OCEAN CONVERSION (CAYMAN)

LIMITED, AND OCEAN CONVERSION (BVI) LTD.

COMBINED STATEMENTS OF INCOME AND RETAINED EARNINGS
for the years ended December 31, 2002 and 2001

	2002	2001

	(expressed in United States dollars)
Revenue
Water Sales	$12,247,281	$12,362,844
Services	483,406	833,326

	12,730,687	13,196,170
Cost of goods sold	6,589,779	6,576,377

	6,140,908	6,619,793
General and administrative expenses	1,367,480	1,256,678

Income from operations	4,773,428	5,363,115

Other expenses (income)
Profit Sharing Agreement expense (Note 5)	1,307,080	1,620,548
Miscellaneous expense	24,566	—
Interest income	(99,384)	(166,289)
Miscellaneous income (Note 9)	(794,861)	(69,183)

	437,401	1,385,076

Net income before income taxes	4,336,027	3,978,039
Income taxes	111,232	119,239

Net income after income taxes	4,224,795	3,858,800
Retained earnings, beginning of year	6,126,621	5,321,399
Dividends	(2,898,780)	(3,053,578)

Retained earnings, end of year	$7,452,636	$6,126,621

See notes to combined financial statements

DESALCO LIMITED, OCEAN CONVERSION (CAYMAN)

LIMITED, AND OCEAN CONVERSION (BVI) LTD.

COMBINED STATEMENTS OF COMPREHENSIVE INCOME
for the years ended December 31, 2002 and 2001

	2002	2001

	(expressed in United States dollars)
Net income	$4,224,795	$3,858,800

Other comprehensive income
Change in unrealized gain on securities available for sale	13,600	17,360

Comprehensive income	$4,238,395	$3,876,160

See notes to combined financial statements

DESALCO LIMITED, OCEAN CONVERSION (CAYMAN)

LIMITED, AND OCEAN CONVERSION (BVI) LTD.

COMBINED STATEMENTS OF CASH FLOWS
for the years ended December 31, 2002 and 2001

	2002	2001

	(expressed in United States dollars)
Cash Provided by (used in): Operating Activities
Net income	$4,224,795	$3,858,800
Adjustments for items not affecting cash:
Depreciation	750,258	613,291
Gain on sale of fixed assets	(4,268)	(7,100)
Profit Sharing Agreement provision	1,307,080	1,620,548
Change in non-cash working capital items:
Accounts receivable	(1,621,060)	489,154
Parts inventory	(139,549)	(185,041)
Prepaid expenses	(5,088)	1,639
Accounts payable and accrued expenses	(175,830)	(301,555)
Customer deposits	38,286	(2,117)

	4,374,624	6,087,619

Investing Activities
Acquisition of fixed assets	(1,504,694)	(1,277,707)
Proceeds from sale of fixed assets	4,268	7,900
Repayment of loans receivable	645,393	801,519
Issuance of loans receivable	(3,150,171)	—

	(4,005,204)	(468,288)

Financing Activities
Repayment of long-term debt	(240,000)	—
Issuance of long-term debt	2,900,000	—
Profit Sharing Agreement payments	(567,073)	(1,444,791)
Dividends paid	(2,898,780)	(3,053,578)

	(805,853)	(4,498,369)

(Decrease) Increase in Cash and Cash Equivalents	(436,433)	1,120,962
Cash and Cash Equivalents, Beginning of Year	2,609,797	1,488,835

Cash and Cash Equivalents, End of Year	$2,173,364	$2,609,797

See notes to combined financial statements

DESALCO LIMITED, OCEAN CONVERSION (CAYMAN)

LIMITED, AND OCEAN CONVERSION (BVI) LTD.

NOTES TO COMBINED FINANCIAL STATEMENTS
for the years ended December 31, 2002 and 2001
(expressed in United States dollars)

1.     The Group and Its Principal Activity

      DesalCo Limited (“DesalCo”) was incorporated as Sea Conversion (Technology) Ltd. on July 25, 1991 under the laws of the Cayman Islands. On October 30, 1991 the name Sea Conversion (Technology) Ltd. was changed to DesalCo Limited.

      DesalCo (Barbados) Ltd., a wholly owned subsidiary of DesalCo, was incorporated on July 13, 1999 under the laws of Barbados.

      Ocean Conversion (Cayman) Limited (“OCCL”) was incorporated as Reliable Water Cayman Ltd. on August 11, 1989 under the laws of the Cayman Islands. On September 24, 1991 the name of Reliable Water Cayman Ltd. was changed to Ocean Conversion (Cayman) Limited.

      Ocean Conversion (BVI) Ltd. (“OCBL”) was incorporated on May 14, 1990 under the laws of the British Virgin Islands.

      These companies are hereinafter referred to as the “Group”.

      The principal activities of the Group are:

•	the design, construction and sale of reverse osmosis seawater desalination plants and components thereof;

•	the development of patented technology for reducing the energy requirements of reverse osmosis seawater desalination plants (see Note 9);

•	the management and operation of reverse osmosis seawater desalination plants;

•	the sale of desalinated seawater.

      The Group companies were sold subsequent to December 31, 2002, as detailed in Note 10.

2.     Significant Accounting Policies

      The financial statements of the Group have been prepared in conformity with accounting principles generally accepted in the United States of America and reflect the following policies:

     Basis of combination

      The combined financial statements of the Group have been prepared in the context of SEC Regulation S-X Section 210.3-05(3) and include those of DesalCo Limited and its subsidiary, DesalCo (Barbados) Ltd., Ocean Conversion (Cayman) Limited and Ocean Conversion (BVI) Ltd. as they are under common control and the acquisition of each entity was conditional on the acquisition of each other entity in the group (Note 10). All inter-company balances and transactions have been eliminated.

     Use of estimates

      The preparation of financial statements in conformity with accounting principles generally accepted in the United States of America requires management to make estimates and assumptions that affect the reported amounts of assets and liabilities and disclosures of contingent assets and liabilities at the date of the financial statements and the reported amounts of revenue and expenses during the reporting period. Actual amounts may differ from those estimates.

DESALCO LIMITED, OCEAN CONVERSION (CAYMAN)
LIMITED, AND OCEAN CONVERSION (BVI) LTD.

NOTES TO COMBINED FINANCIAL STATEMENTS — (Continued)

for the years ended December 31, 2002 and 2001
(expressed in United States dollars)

     Revenue recognition

      Revenue is recorded when services are provided or water delivered in accordance with the terms of specific agreements as described in Note 7.

      Plant construction revenue is recognized using the percent-of-completion method. The recognized income is that percentage of estimated total income that incurred costs to date bear to estimated total costs after giving effect to estimates of costs to complete based upon most recent information.

     Securities available for sale

      Securities available for sale are recorded at fair value with unrealized gains and losses excluded from income and included in accumulated other comprehensive income as a separate component of shareholders’ equity.

     Intercorporate investments

      Intercorporate investments are recorded at cost and are reviewed on a regular basis to determine if they have sustained an impairment of value that is considered to be other than temporary.

     Inventories

      Inventories are valued at the lower of cost or net realizable value.

     Fixed assets

      Equipment with a value greater than $5,000 and an expected useful life of at least five years is capitalized.

      Plant and improvements thereto are recorded at cost and are depreciated on a straight-line basis to their net realizable value at the end of the water agreements under which they are operated. Carrying values of plant and improvements are reassessed by management on an annual basis and any material impairments are charged to current operations.

      Office furniture, computer equipment, vehicles and other machinery and equipment are depreciated using the straight-line method over five years.

      Work-in-progress is not depreciated.

     Capitalization of interest costs

      Interest costs directly attributable to the construction of qualifying assets, which are assets that necessarily take a substantial period of time to ready for their intended use, are added to the cost of those assets until such time as the assets are substantially ready for use or sale.

DESALCO LIMITED, OCEAN CONVERSION (CAYMAN)
LIMITED, AND OCEAN CONVERSION (BVI) LTD.

NOTES TO COMBINED FINANCIAL STATEMENTS — (Continued)

for the years ended December 31, 2002 and 2001
(expressed in United States dollars)

Foreign currency translation

      Assets, liabilities, income and expenses denominated in foreign currencies are translated to United States dollars at the following fixed exchange rates:

Cayman Islands dollars	US$1.00 = CI$ 0.82
Bermuda dollars	US$1.00 = Bda$ 1.00
Barbados dollars	US$1.00 = Bds$ 1.99
Bahamas dollars	US$1.00 = Bah$ 1.00

Cash and cash equivalents

      Cash and short-term deposits with an original maturity of three months or less are considered to be cash or cash equivalents.

Taxation

      The Group’s operations in Bermuda, the Cayman Islands and the British Virgin Islands pay no form of taxes in these countries.

      DesalCo (Barbados) Ltd. accrues for Barbados corporate income tax and value added tax.

      DesalCo accrues for Barbados withholding tax on the receipt of fees and dividends from DesalCo (Barbados) Ltd.

      As a result of the relevant tax structure of the countries the Group operates in and the nature of the Group’s operations no deferred taxes were recorded in the financial statements for the year ended December 31, 2002 and 2001.

3.     Fixed Assets

	2002	2001

Plant and improvements	$10,178,225	$8,509,774
Computer equipment	31,600	31,600
Office furniture	62,799	60,366
Vehicles	290,903	291,513
Other	27,263	322,695

	10,590,790	9,215,948
Less: accumulated depreciation	6,533,270	5,912,864

	$4,057,520	$3,303,084

DESALCO LIMITED, OCEAN CONVERSION (CAYMAN)
LIMITED, AND OCEAN CONVERSION (BVI) LTD.

NOTES TO COMBINED FINANCIAL STATEMENTS — (Continued)

for the years ended December 31, 2002 and 2001
(expressed in United States dollars)

4.     Loans Receivable

	2002	2001

Due from Water Authority Cayman: original loan of $5,736,000, non-interest bearing, balance receivable in monthly installments of $34,000 to November 2001, and commencing December 1, 2001, monthly installments of $14,476 to November 30, 2008. Loan secured by Red Gate plant, machinery and equipment	$1,027,810	$1,201,523
Due from Water Authority Cayman: two loans originally aggregating $1,829,580, bearing interest at 5% per annum, receivable in combined monthly installments of principal and interest of $25,859 to March, 2005, secured by Lower Valley plant, machinery and equipment	659,058	929,047
Due from Water Authority Cayman: two loans originally aggregating $1,169,537, bearing interest at 5% per annum, receivable in combined monthly installments of principal and interest of $16,530 to March 2006, secured by Lower Valley plant, machinery and equipment	593,882	758,070
Due from Water Authority Cayman: two interest free loans originally aggregating $3,150,171, receivable in monthly installments of $37,502 to October 2009, secured by North Sound Road plant, machinery and equipment	3,112,668	—

	5,393,418	2,888,640
Less current portion	(1,080,127)	(607,890)

	$4,313,291	$2,280,750

      Principal amounts due in each of the next five years are as follows:

2003	$1,080,127
2004	1,103,477
2005	891,374
2006	672,918
2007	623,739
Thereafter	1,021,783

$5,393,418

5.     Profit Sharing Provision

      In 1993, OCCL and OCBL entered into Share Repurchase and Profit Sharing Agreements with their shareholders to repurchase 1,275,000 and 450,000, respectively, of their issued shares in consideration of the granting of profit sharing rights to those shareholders.

      So long as these two companies remain in business as going concerns, have profits available for the payment of dividends, and pay a dividend therefrom, the holders of the Profit Sharing Rights are entitled to receive payment of the amount of the dividend per share multiplied by the number of shares they sold back to each company. Such payment is made to the owners of the Profit Sharing Rights when dividends are paid to the companies’ shareholders.

DESALCO LIMITED, OCEAN CONVERSION (CAYMAN)
LIMITED, AND OCEAN CONVERSION (BVI) LTD.

NOTES TO COMBINED FINANCIAL STATEMENTS — (Continued)

for the years ended December 31, 2002 and 2001
(expressed in United States dollars)

      The profit sharing agreement provision is calculated each year as if the entire net income of these companies had been distributed as dividends. The excess of the provision over the amounts paid to the owners of the Profit Sharing Rights will be paid out when the Company’s board of directors resolves that the Company has sufficient cash flow to meet its operational needs.

6.     Long-Term Debt

      On May 29, 2002, OCCL entered into a credit facility whereby OCCL can borrow up to $2,400,000 to finance the cost of constructing the North Sound Road plant. Commencing December 31, 2002, the loan is to be repaid by equal semi-annual principal payments of $240,000 and is to be paid in full by December 31, 2007. Interest payments are to be paid in arrears on a quarterly basis. The facility is secured by a fixed and floating charge over the assets of OCCL and a written guarantee from a related party. OCCL has borrowed a total of $1,900,000 against this credit facility and made repayments of $240,000 as of December 31, 2002.

      OCBL has drawn down $1,000,000 of a $1,125,000 loan. The loan bears interest at 1.5% above 3 month LIBOR for US dollars and is to be repaid in equal semi-annual installments of principal of $125,000, with a balloon payment of $375,000 on May 31, 2006. The loan is secured by a fixed and floating charge over the assets of OCBL and the guarantee of the owners of the Profit Sharing Rights (see Note 5) in OCBL.

      Principal amounts due in each of the next five years are as follows:

2003	$730,000
2004	730,000
2005	730,000
2006	470,000
2007	—

$2,660,000

      The above loans and credit facilities are subject to specific covenants, the most restrictive of which are as follows:

OCCL borrowings:

      The Company must not sell, assign, pledge, or dispose of certain assets which have been proved as security to the lender.

OCBL borrowings:

      The Company must retain a minimum cash flow of $500,000 after debt services to support the operating cost of the plant prior to the payment of any dividends or profit share.

      During the years ended December 31, 2002 and 2001, the Company was in compliance with all of the covenants for the loan and credit facilities and did not have any cross-default arrangements. Violation of the covenants or failure to make payments when due on either the loan or credit facilities may result in the debt becoming due and payable on demand.

DESALCO LIMITED, OCEAN CONVERSION (CAYMAN)
LIMITED, AND OCEAN CONVERSION (BVI) LTD.

NOTES TO COMBINED FINANCIAL STATEMENTS — (Continued)

for the years ended December 31, 2002 and 2001
(expressed in United States dollars)

7.     Commitments

DesalCo Limited

      DesalCo provides engineering, operations management and other services to Waterfields Company Limited pursuant to an Engineering Services Agreement dated May 24, 1996. The current term of the agreement expires in March 2003 after which it continues on a year-to-year basis.

      DesalCo provides operations and maintenance services to Sandy Lane Properties Ltd. in Barbados pursuant to an agreement dated July 7, 1999. The agreement, which expires in January 2006, was assigned by DesalCo to DesalCo (Barbados) Ltd. on January 1, 2001.

      In connection with a now terminated Joint Venture Agreement dated November 10, 1995, on June 14, 1996 DesalCo and Bacardi & Company Limited issued a Joint and Several Liability Statement to the Water and Sewerage Corporation of the Bahamas (“WSC”) in respect of the execution of an agreement dated May 7, 1996 between WSC and Waterfields Company Limited. The agreement was novated from the Joint Venture to Waterfields Company Limited on June 20, 1996. DesalCo remains contingently liable in the event that Waterfields Company Limited fails to execute the agreement.

      DesalCo has a lease for premises in Bermuda until April 30, 2003 at approximately $60,300 per annum plus a surcharge for electricity.

Ocean Conversion (Cayman) Limited

      OCCL currently has water supply agreements with its two customers: Consolidated Water Co. Ltd. and Water Authority-Cayman.

West Bay Road Plant:

      The agreement with Consolidated Water Co. Ltd., which was revised in 1995 and 2000, and expires on December 31, 2004, provides that the customer must purchase the West Bay Road plant for $3,442,000. This amount was paid in full as of December 31, 2000. At the date of the agreement ownership of the plant was transferred to Consolidated Water Co. Ltd. OCCL is obliged to operate the plant until the agreement expires.

      The price of water sold under the agreement with Consolidated Water Co. Ltd. consists of fixed monthly fees, plus quantity fees based upon the amount of water sold, with certain minimum purchase requirements. The agreement specifies that OCCL will provide guaranteed quantities and purity of water and will be subject to penalties for non-compliance.

      Pursuant to a Guarantee dated November 7, 1994, Edmund Gibbons Limited (“EGL”), a related party, has agreed to act as guarantor to Consolidated Water Co. Ltd. for the obligations of OCCL in connection with this agreement.

Red Gate Road Plant:

      OCCL operates the Red Gate Road plant under a water supply agreement with Water Authority-Cayman. This agreement, which was revised in 1994, 1996 and 2001, expires on November 30, 2008. The price of water sold under the Red Gate Road plant agreement consists of a base monthly fee plus a quantity fee based upon the amount of water sold and an electricity adjustment. The agreement also specifies guaranteed quantities and purity of water, OCCL being subject to penalties for non-compliance.

DESALCO LIMITED, OCEAN CONVERSION (CAYMAN)
LIMITED, AND OCEAN CONVERSION (BVI) LTD.

NOTES TO COMBINED FINANCIAL STATEMENTS — (Continued)

for the years ended December 31, 2002 and 2001
(expressed in United States dollars)

      The agreement for the Red Gate Road plant provides that Water Authority-Cayman make specified monthly payments to OCCL toward an implied purchase price of $5,736,000. As of December 31, 2002 OCCL has received $4,708,190 (2001: $4,534,477) towards the final purchase price which has been recorded as a reduction to the initial loan receivable balance. At the date of the agreement ownership of the plant was transferred to Water Authority-Cayman.

      Pursuant to a Guarantee dated May 5, 1994, EGL has agreed to act as guarantor to the Government of the Cayman Islands in order to guarantee the obligations of OCCL in connection with this agreement.

Lower Valley Plant:

      On March 13, 1998, OCCL completed construction of and began operating the reverse osmosis plant in the Lower Valley area of Grand Cayman in accordance with an agreement signed on June 18, 1997 with Water Authority-Cayman, and amended August 20, 1999. The price of water sold under the agreement consists of base monthly fees plus a quantity fee based on the amount of water sold and an energy fee. The agreement also specifies guaranteed quantities and purity of water with OCCL being subject to penalties for non-compliance.

      The agreement, which expires on March 31, 2006, provides that Water Authority-Cayman make monthly payments to OCCL toward the final purchase price of the plant, which consist of four parts: $1,225,800 (expressed in United States dollars) and $495,100 (expressed in Cayman Islands dollars) for the base portion of the plant, and $1,111,000 (expressed in United States dollars) and $48,000 (expressed in Cayman Islands dollars) for the expansion portion of the plant which was completed in 1999. At the date of the agreement ownership of the plant was transferred to Water Authority-Cayman.

North Sound Road Plant:

      OCCL entered into an agreement with Water Authority-Cayman dated October 26, 2001, to construct and operate a reverse osmosis plant off North Sound Road, Grand Cayman. The price of water sold under the agreement consists of base monthly fees plus a quantity fee based on the amount of water sold and an energy fee. The agreement also specifies guaranteed quantities and purity of water with OCCL being subject to penalties for non-compliance.

      The agreement, which expires on October 31, 2009, provides that Water Authority-Cayman make monthly payments to OCCL toward the final purchase price of the plant, which consist of two parts: $1,827,000 (expressed in United States dollars) and $1,085,000 (expressed in Cayman Islands dollars).

Ocean Conversion (BVI) Ltd.

      Pursuant to an agreement, the sole customer of OCBL is the government of the British Virgin Islands. The agreement was amended on January 24, 1992 to provide for an increase in the production capacity of the plant from 360,000 to 510,000 Imperial gallons per day. The amended agreement also provided that, in May 1999, the government had the option to extend the agreement for a further seven years or purchase the plant for $1,420,000. The government did not exercise its purchase option and has advised OCBL of its desire to negotiate an amended agreement.

DESALCO LIMITED, OCEAN CONVERSION (CAYMAN)
LIMITED, AND OCEAN CONVERSION (BVI) LTD.

NOTES TO COMBINED FINANCIAL STATEMENTS — (Continued)

for the years ended December 31, 2002 and 2001
(expressed in United States dollars)

8.     Share Capital

	2002	2001

DesalCo Limited
Authorized:
900,000 common shares of $1.00 par value each
Issued and fully paid:
3,276 common shares	$3,276	$3,276
Ocean Conversion (Cayman) Limited
Authorized:
3,000,000 shares of $1.00 par value each
Issued to a Group company and eliminated on combination:
297,000 non-voting shares	297,000	297,000
Issued to others:
1,695,000 voting shares	1,695,000	1,695,000
Ocean Conversion (BVI) Ltd.
Authorized:
1,800,000 shares of $1.00 par value each
Issued to a Group company and eliminated on combination:
120,000 Class C non-voting shares	120,000	120,000
Issued to others:
555,000 Class A voting shares	555,000	555,000
555,000 Class B voting shares	555,000	555,000

	3,225,276	3,225,276
Less eliminations	417,000	417,000

	$2,808,276	$2,808,276

9.     Related Party Transactions

      Under a Management Services Agreement (the “MSA”), dated September 30, 1992, DesalCo provides engineering, general management, operations management and other services to OCCL and OCBL, which operate desalination plants. The MSA may be cancelled for non-performance, upon 12 months prior notice, or when the longest sale contract expires.

      The MSA provides for an inflation-adjusted monthly direct services fee; an engineering fee for capital additions or modification to the plants or the construction of new plants; fees for design engineering time; a profit sharing bonus; a fee for purchasing items where DesalCo Limited has a favourable discount (as a designer of desalination plants); and reimbursement of defined expenses. The MSA also defines the split of fees and expenses between OCCL and OCBL.

      DesalCo developed the DWEER system on the plants described in Note 7, and held patents related to the technology in a number of countries. During 1999, DesalCo commenced marketing and sales activities to sell the DWEER system on a world-wide basis to manufacturers of reverse osmosis seawater desalination

DESALCO LIMITED, OCEAN CONVERSION (CAYMAN)
LIMITED, AND OCEAN CONVERSION (BVI) LTD.

NOTES TO COMBINED FINANCIAL STATEMENTS — (Continued)

for the years ended December 31, 2002 and 2001
(expressed in United States dollars)

plants. While a number of proposals were submitted and remain outstanding, no contracts were entered into before April 11, 2002.

      Under an agreement dated April 11, 2002, that was amended and restated on September 24, 2002, DesalCo sold the DWEER technology to an affiliate, DWEER Technology Limited (“DWEER-Tech”), a Cayman Islands company, for $750,454. Under the agreement, DesalCo agreed to transfer, retain and provide access to DWEER technology records and data in its possession for a period of five years, as well as allowing DWEER-Tech to conduct trials and tests at plants and facilities in which DesalCo is involved as operator or manager.

      In accordance with the terms of a Share Sale Agreement with a third party, on September 24, 2002, DesalCo entered into a distributorship agreement with DWEER-Tech and obtained the exclusive right to sell and distribute DWEER technology in the Caribbean Basin, the Bahamas, Barbados, the Turks and Caicos Islands and certain nations bordering the Gulf of Mexico, excluding the United States.

      Intercorporate investments include DesalCo’s holding of 1,911 common shares of Bah$10.00 par value in Waterfields Company Limited, an affiliated company incorporated in the Commonwealth of the Bahamas. This holding represents a 12.7% interest in that company.

10.     Subsequent Events

      Included in the plant of OCBL is the $157,337 cost of a reverse osmosis seawater desalination plant purchased for use on the island of Jost Van Dyke in the British Virgin Islands. On February 13, 2003, the plant was transferred to JVD Ocean Desalination Ltd., a British Virgin Islands company in return for the issue to OCBL of 15,000 or 60% of the issued shares of JVD Ocean Desalination Ltd. at $1.00 each with the balance treated as an unsecured loan to the company.

      On February 7, 2003, Consolidated Water Co. Ltd. acquired all of the issued shares of DesalCo and OCCL and 55% of the Profit Sharing Rights of OCBL. Through DesalCo, all of the Class A voting shares of OCBL were also acquired.

      Coincident with the closing of these transactions Consolidated Water Co. Ltd.;

•	surrendered 18.2% of its Profit Sharing Rights in OCBL in return for the issue of 45,000 Class C non-voting shares of OCBL to DesalCo. DesalCo contracted for the sale of 165,000 Class C non-voting shares to Sage Water Holdings (BVI) Ltd.;

•	released and replaced the guarantor of OCCL’s obligations to the Cayman Islands government under the Red Gate Road Plant Agreement;

•	cancelled the West Bay Road Plant Water Purchase Agreement between itself and OCCL; and

•	cancelled the Profit Sharing Agreement of OCCL.

      On February 14, 2003, OCBL entered into a loan facility with Scotiabank (Cayman Islands) Ltd., which will be used to retire the existing loan with Bank of Butterfield. The terms of this new loan facility are similar to the existing loan facility.

REPORT OF INDEPENDENT ACCOUNTANTS

To the Shareholders of Waterfields Company Limited

      We have audited the accompanying balance sheets of Waterfields Company Limited as of December 31, 2002 and 2001 and the related statements of income, changes in shareholders’ equity and cash flows for the years then ended. These financial statements are the responsibility of the Company’s management. Our responsibility is to express an opinion on these financial statements based on our audits.

      We conducted our audits in accordance with auditing standards generally accepted in the United States of America. Those Standards require that we plan and perform the audits to obtain reasonable assurance about whether the financial statements are free of material misstatement. An audit includes examining, on a test basis, evidence supporting the amounts and disclosures in the financial statements. An audit also includes assessing the accounting principles used and significant estimates made by management, as well as evaluating the overall financial statement presentation. We believe that our audits provide a reasonable basis for our opinion.

      In our opinion, the financial statements referred to above present fairly, in all material respects, the financial position of Waterfields Company Limited as of December 31, 2002 and 2001, and the result of its operations, changes in its shareholder’s equity, and its cash flows for the years then ended in conformity with accounting principles generally accepted in the United States of America.

/s/ PRICEWATERHOUSECOOPERS

PricewaterhouseCoopers

Nassau, The Bahamas

April 9, 2003

WATERFIELDS COMPANY LIMITED

BALANCE SHEETS
As of December 31, 2002 and 2001

	2002	2001

	(Expressed in Bahamian dollars)
ASSETS
Current Assets
Cash at bank	B$ 102,433	B$ 19,016
Fixed deposit with banks	159,172	300,000
Trade accounts receivable (Note 3)	845,504	765,607
Other receivables	24,507	25,761
Inventory (Note 4)	652,643	660,928
Prepaid expenses and deposits	148,832	133,647

	1,933,091	1,904,959

Non-current Assets
Plant and equipment (Note 5)	7,765,991	8,328,130

Total Assets	B$9,699,082	B$10,233,089

LIABILITIES AND SHAREHOLDERS’ EQUITY
Current Liabilities
Trade accounts payable	B$ 148,357	B$ 180,721
Other payables and accrued expenses (Note 7)	54,957	258,980
Dividends payable	105,301	—
Current portion of long-term debt (Note 6)	528,858	505,127

	837,473	944,828
Non-current portion of long-term debt (Note 6)	1,355,435	1,889,679

Total Liabilities	2,192,908	2,834,507

Commitments and contingencies (Note 11)
Shareholders’ Equity
Common stock, par value $50 per share 40,000 shares authorized;
15,380 shares issued (Note 8)	769,000	769,000
Additional paid-in capital (Note 8)	6,921,000	6,921,000
Retained earnings/(accumulated deficit)	26,799	(80,793)

	7,716,799	7,609,207
Less: Cost of treasury stock	(210,625)	(210,625)

Total shareholders’ equity	7,506,174	7,398,582

Total Liabilities and Shareholders’ Equity	B$9,699,082	B$10,233,089

The accompanying notes form an integral part of these financial statements.

WATERFIELDS COMPANY LIMITED

INCOME STATEMENTS
For the years ended December 31, 2002 and 2001

	2002		2001

	(Expressed in Bahamian dollars)
Net water sales (Note 9)	B$	4,086,872	B$	3,953,752
Cost of water sales (Note 9)		(2,552,496)		(2,572,283)

Gross profit		1,534,376		1,381,469

Indirect expenses (Note 9)		(926,406)		(906,695)

Income from operations		607,970		474,774

Other income/(expense):
Interest income		9,172		2,925
Interest expense		(103,389)		(187,981)

Net income	B$	513,753	B$	289,718

Basic and diluted earnings per share of common stock weighted average number of stock outstanding 2002: 15,043 (2001: 15,043)		34.15		19.26

The accompanying notes form an integral part of these financial statements.

WATERFIELDS COMPANY LIMITED

STATEMENTS OF CHANGES IN SHAREHOLDERS’ EQUITY
For the years ended December 31, 2002 and 2001

					Retained
			Additional		Earnings/			Total
	Common		Paid-in		(Accumulated		Treasury	Shareholders’
	Stock		Capital		Deficit)		Stock	Equity

	(Expressed in Bahamian dollars)
Balance as of December 31, 2000		769,000		6,921,000		(69,651)	(210,625)		7,409,724
Net income for the year		—		—		289,718	—		289,718
Dividend paid on common stock		—		—		(300,860)	—		(300,860)

Balance as of December 31, 2001		769,000		6,921,000		(80,793)	(210,625)		7,398,582

Balance as of December 31, 2001		769,000		6,921,000		(80,793)	(210,625)		7,398,582
Net income for the year		—		—		513,753	—		513,753
Dividends declared on common stock*		—		—		(406,161)	—		(406,161)

Balance as of December 31, 2002	B$	769,000	B$	6,921,000	B$	26,799	B$(210,625)	B$	7,506,174

*	Dividends declared during the year was $27 per share

The accompanying notes form an integral part of these financial statements.

WATERFIELDS COMPANY LIMITED

STATEMENTS OF CASH FLOWS
For the years ended December 31, 2002 and 2001

	2002		2001

	(Expressed in Bahamian dollars)
Cash Flows from Operating Activities
Net income	B$	513,753	B$	289,718
Adjustments to reconcile net income to cash provided by operating activities:
Depreciation		1,032,620		1,080,761
Loss/(Gain) on disposal of equipment		11,409		(3,813)

		1,557,782		1,366,666
Changes in operating assets and liabilities:
Accounts receivable: —
Trade receivables		(79,897)		(109,261)
Other receivables		1,254		(10,584)
Inventory		8,285		(28,017)
Prepaid expenses and deposits		(15,185)		4,419
Accounts payable and accrued expenses		(236,387)		38,274

Net cash provided by operating activities	B$	1,235,852	B$	1,261,497

Cash Flows from Investing Activities
Purchase of plant and equipment		(481,890)		(249,623)
Proceeds from disposal of equipment		—		9,650

Net cash used in investing activities		(481,890)		(239,973)

Cash Flows from Financing Activities
Payment of dividends		(300,860)		(300,860)
Repayment of long-term debt		(510,513)		(450,622)
Purchase of treasury stock		—		—

Net cash used in financing activities	B$	(811,373)	B$	(751,482)

Net change in cash and cash equivalents	B$	(57,411)	B$	270,042
Cash and cash equivalents — beginning of year		319,016		48,974

Cash and cash equivalents — end of year		261,605		319,016

Interest received		9,172		2,925

Interest paid		109,642		194,049

Represented by:
Cash at bank	B$	102,433	B$	19,016
Fixed deposit with banks		159,172		300,000

	B$	261,605	B$	319,016

The accompanying notes form an integral part of these financial statements.

WATERFIELDS COMPANY LIMITED

NOTES TO FINANCIAL STATEMENTS

1.     General Information

      Waterfields Company Limited (the Company), was incorporated under the laws of the Commonwealth of The Bahamas on April 22, 1996. The Company was formed with the capital contributions from Bacardi & Company Limited (BACO), a company incorporated under the laws of Liechtenstein, and DesalCo Limited (DesalCo), a company incorporated under the laws of The Cayman Islands, and other investors. On May 7, 1996 a Joint Venture between BACO and DesalCo, formed on November 10, 1995, signed an agreement (the Contract) with the Water & Sewerage Corporation of The Bahamas (WSC) for the construction, ownership and operation of a Sea Water Reverse Osmosis Plant (the Plant) to supply potable water to WSC. On June 20, 1996, the Company was assigned all rights, title and interest in the Contract by the Joint Venture.

      In May 2002, BACO received an offer from Consolidated Water Co. Ltd. (CWC), a public company incorporated in the Cayman Islands and registered with the Securities and Exchange Commission of the United States of America, to purchase its shares in the Company for $690 per share. On September 17, 2002 BACO accepted CWC’s offer in principle, and a contract with CWC for the sale of all of BACO’s shares in the Company has been signed. The sale of the Company’s shares is subject to certain conditions including approval by WSC, the Bahamian Government, RBC and IIC (See Note 15).

      The Company has an irrevocable license to use free of charge a section of WSC’s Windsor Wellfields property as premises for the Plant. Pursuant to the terms of the Contract, the Company was initially required to provide 2 million imperial gallons of potable water per day exclusively to WSC for a period of 15 years or until a total of 10,950 million imperial gallons has been provided, whichever occurs later. By an agreement dated September 20, 2001 and subsequently amended on January 6, 2003 between the Company and WSC, the daily potable water production quota has been reduced to 1.6 million imperial gallons for the period from September 20, 2001 to June 30, 2003. Thereafter the daily potable water production quota will be increased to 1.8 million imperial gallons until December 31, 2003, at which time WSC will make a determination as to whether an additional increase in the quota is warranted. During the year ended December 31, 2002, 703,970,000 imperial gallons (2001: 709,282,000) of potable water were delivered, which resulted in the incurrence of penalties of $123,240 (2001: $249,260). At the balance sheet date, 3,363 million imperial gallons of potable water were delivered to WSC since inception. Upon expiration of the Contract, WSC may, at its discretion, extend the Contract for an additional five year period. At the end of the Contract, WSC has the right of first refusal to purchase any equipment or supplies which will otherwise be removed from the Plant or the premises by the Company. In certain instances of default, WSC is entitled to terminate the Contract and acquire the Plant at a predetermined price based on a sliding scale, as defined in the Contract.

2.     Significant Accounting Policies

      The Company’s financial statements have been prepared in conformity with accounting principles generally accepted in the United States of America. The preparation of financial statements in conformity with accounting principles generally accepted in the United States of America requires management to make estimates and assumptions that affect the reported amounts of assets and liabilities and disclosure of contingent assets and liabilities at the date of the financial statements and the reported amounts of revenues and expenses during the reporting period. Actual results could differ from those estimates. Significant accounting policies adopted are as follows:

     (a) Cash and cash equivalents

      Cash and cash equivalents include fixed deposits with banks. The Company considers all highly liquid investments held that mature within three months or less of the balance sheet date to be cash equivalents.

WATERFIELDS COMPANY LIMITED

NOTES TO FINANCIAL STATEMENTS — (Continued)

     (b) Inventory

      Inventory is stated at the lower of cost or market, on a first-in, first-out basis, and includes diesel, chemicals, lubricants and spare parts.

     (c) Plant and equipment

      Plant and equipment are carried at cost less accumulated depreciation. Depreciation is calculated on a straight line basis over their estimated useful lives, commencing with the month following the beginning of the Company’s operations or the month following the date of acquisition, whichever was the later. The Company is exempt from the payment of import duties on most plant materials and equipment. The estimated useful lives of the plant and equipment are as follows:

Plant	15 years
Wells and pipes	15 years
Machinery and equipment	5-15 years
Furniture and fixtures	5 years
Motor vehicles	5 years

     (d) Revenue recognition

      Revenue is recognized at the point that the potable water is made available for and accepted by WSC to take delivery.

     (e) Foreign currency transactions and balances

      Currently all foreign currency transactions and balances are denominated in the United States dollar. The exchange rates between the Bahamian dollar and the United States dollar have been pegged by the government and remained fixed during all periods at B$1.00 to US$1.00. Accordingly there are no foreign exchange gains and losses recognized in income.

     (f) Treasury stock

      Treasury stock is recorded at cost and presented as a reduction of shareholders’ equity.

3.     Trade Accounts Receivable

      Trade accounts receivable comprises amounts receivable from the Company’s sole customer WSC. Management is of the view that no allowances for bad debts are required to be made against trade accounts receivable on the basis that WSC is a government corporation.

WATERFIELDS COMPANY LIMITED

NOTES TO FINANCIAL STATEMENTS — (Continued)

4.     Inventory

	2002	2001
	B$	B$

Inventory is comprised of:
Diesel	18,046	6,237
Chemicals	25,081	58,853
Lubricants	14,030	18,559
Spare parts	592,985	577,279
Goods-in-transit	2,501	—

	652,643	660,928

5.     Plant and Equipment

		Machinery &	Wells &	Motor	Furniture &
	Plant	Equipment	Pipes	Vehicles	Fixtures	Total
	B$	B$	B$	B$	B$	B$

Year ended December 31, 2001
Opening net book value	1,572,639	6,554,186	982,500	51,899	3,881	9,165,105
Additions	4,030	175,243	70,350	—	—	249,623
Disposals
— cost	—	(13,653)	—	—	—	(13,653)
— accumulated depreciation	—	7,816	—	—	—	7,816
Depreciation charge	(131,321)	(822,539)	(81,350)	(43,704)	(1,847)	(1,080,761)

Closing net book value	1,445,348	5,901,053	971,500	8,195	2,034	8,328,130

Cost	1,973,845	9,145,475	1,290,602	218,521	9,401	12,637,844
Accumulated Depreciation	(528,497)	(3,244,422)	(319,102)	(210,326)	(7,367)	(4,309,714)

Net book value	1,445,348	5,901,053	971,500	8,195	2,034	8,328,130

Year ended December 31, 2002
Opening net book value	1,445,348	5,901,053	971,500	8,195	2,034	8,328,130
Additions	4,920	461,200	15,770	—	—	481,890
Disposals
— cost	—	(454,675)	—	—	—	(454,675)
— accumulated depreciation	—	443,266	—	—	—	443,266
Depreciation charge	(131,321)	(809,619)	(81,605)	(8,195)	(1,880)	(1,032,620)

Closing net book value	1,318,947	5,541,225	905,665	—	154	7,765,991

Cost	1,978,765	9,150,317	1,306,372	218,521	9,401	12,663,376
Accumulated Depreciation	(659,818)	(3,609,092)	(400,707)	(218,521)	(9,247)	(4,897,385)

Net book value	1,318,947	5,541,225	905,665	—	154	7,765,991

      The Company’s fixed assets are used as collateral for certain loans that were made to the Company (see Note 6).

WATERFIELDS COMPANY LIMITED

NOTES TO FINANCIAL STATEMENTS — (Continued)

6.     Indebtedness

      Loans and other credit facilities extended to the Company are as follows:

	2002	2001
	B$	B$

The Royal Bank of Canada, Nassau Branch (RBC) US$ loan at LIBOR plus 1.75% [3.17% at December 31, 2002 (2001: 3.83125%)]	1,066,508	1,316,935
RBC, B$ loan at the Nassau Prime Lending Rate plus 1.50% [7.50% at December 31, 2002 (2001: 7.50%)]	577,785	677,871
For the above RBC loans, the Company has provided its assets as collateral The RBC loan requires quarterly payments of interest and principal through the year 2007. The total combined quarterly payments of interest and principal on these two loans from RBC is approximately $110,000.

Inter-American Investment Corporation (IIC) US$ loan at LIBOR plus 2.75% [4.56250% at December 31, 2002 (2001: 5.18750%)]. The IIC loan has been collateralized by the Company’s fixed assets and requires quarterly repayments of principal in the amount of $40,000 through the year 2004. Interest, which is calculated on the declining principal balance, is payable quarterly	240,000	400,000

Total indebtedness	1,884,293	2,394,806
Less: Current portion of long term debt	(528,858)	(505,127)

Non-current portion of long-term debt	1,355,435	1,889,679

      In addition to the above loans, the Company had an un-drawn available line of credit with RBC for B$500,000 at the balance sheet dates. This facility is secured by a registered demand debenture creating a floating charge over the Company’s assets and bears interest at Nassau Prime plus 1%. Outstanding balances under the facility is repayable on demand.

      The above loans and other credit facilities are subject to restrictive covenants, the most restrictive of which are as follows:

     RBC borrowings:

      (a) The Company must maintain on a consolidated basis, the ratio of its total liabilities to tangible net worth as defined, at not greater than 0.60:1.

      (b) Payment of dividends to shareholders are limited to available cash flows, as defined, and retained earnings.

     IIC borrowings:

      (a) The Company must maintain a long-term debt service coverage ratio of at least 1.5:1.

      (b) Payment of dividends to shareholders can only be made out of profits, as defined, but subject to compliance with (a) above.

      (c) The Company’s capital expenditure in the aggregate shall not exceed $500,000 per annum, excluding expenditures for Plant construction and maintenance.

      During the year, and for the years ended December 31, 2001 and 2000, the Company was in contravention of covenants (b) above with respect to the loans with RBC and IIC respectively. The Company’s directors have received waivers from its bankers in connection with these contraventions. RBC and IIC have both granted their waivers on the condition that all future dividends are to be paid out of the

WATERFIELDS COMPANY LIMITED

NOTES TO FINANCIAL STATEMENTS — (Continued)

Company’s retained earnings and profits, respectively. In addition, IIC has also imposed the condition that the Company eliminate its deficit no later than December 31, 2003, failing which, the shareholders of the Company would be required to inject additional capital.

7.     Other Payables and Accrued Expenses

	2002	2001
	B$	B$

Related party (Note 10)	54,957	196,607
Other	—	62,373

	54,957	258,980

8.     Common Stock and Additional Paid-in Capital

      All shares rank equally except for certain restrictions as to the voting rights as provided in shareholders’ agreements. The restrictions provide that only BACO and DesalCo have the right to nominate and elect directors of the Company. BACO is entitled to elect four directors and DesalCo one.

      Shares in the Company were initially offered at a price of $500 per share, pursuant to the Confidential Offering Memorandum. Share premium represents the excess of the initial offering price of the shares over their par value.

      During 2000, the Company purchased 337 of its issued common stock at a cost of $625 per share. These shares have been accounted for as treasury stock.

9.     Income from Operations

	2002	2001
	B$	B$

Water sales	4,210,112	4,203,012

Penalties:
Production penalty	11,960	122,665
High Total Dissolved Solids penalty	40,290	47,496
Excess Electricity penalty	70,990	79,099

	123,240	249,260

Net water sales	4,086,872	3,953,752

      Cost of water sales comprise the following:

	2002	2001
	B$	B$

Fuel oil	561,373	594,198
Consumables	755,464	797,499
Depreciation	791,197	849,638
Employee costs	221,692	204,858
Insurance	136,449	76,634
Other direct cost	86,321	49,456

	2,552,496	2,572,283

WATERFIELDS COMPANY LIMITED

NOTES TO FINANCIAL STATEMENTS — (Continued)

      Indirect expenses comprise the following:

	2002	2001
	B$	B$

Business licence fee**	39,538	35,770
Professional fees	40,766	29,765
Management fees	339,488	328,907
Directors fees	36,000	36,000
Insurance	46,772	48,946
Bank charges	63,915	56,016
Depreciation	241,423	231,123
Loss/(Gain) on disposal of fixed assets	11,409	(3,813)
Other indirect cost	107,095	143,981

	926,406	906,695

Income from Operations	607,970	474,774

**	The Company is attempting to recoup the business licence fees paid and seek for future relief.

10.     Related Party Balances and Transactions

      At the balance sheet date, BACO and DesalCo held 2,025 (2001: 2,025) shares and 1,911 (2001: 1,911) shares in the Company, respectively. Included in these financial statements are the following balances and transactions with BACO and DesalCo or companies controlled by either of these entities:

	2002	2001
	B$	B$

Balance Sheet
Accounts Receivable
BACO — Other receivables	24,000	—
Accounts payable and accrued expenses:
BACO — Management services fee	13,568	73,867
BACO — Reimbursable expenses	3,446	20,789
DesalCo — Engineering services fee, regular	14,877	57,058
DesalCo — Reimbursable expenses	19,262	30,059
DesalCo — Handling fee	3,804	14,834
Income Statement
Other income BACO	—	—
Expenses:
BACO — Management services Fee	162,188	159,033
BACO — Reimbursable expenses	9,575	14,862
DesalCo — Engineering services fee, regular	177,299	169,875
DesalCo — Reimbursable expenses	83,671	152,065
DesalCo — Handling fee	28,406	29,480

      Pursuant to a Management Services Agreement dated May 24, 1996 between BACO and the Company, BACO provides the Company with general management and administration services. For these services

WATERFIELDS COMPANY LIMITED

NOTES TO FINANCIAL STATEMENTS — (Continued)

BACO is entitled to a monthly fee in arrears of $13,568 (2001: $13,253) to be adjusted annually in accordance with the rate of inflation. BACO is also entitled to be reimbursed for certain direct expenses incurred on behalf of the Company.

      Pursuant to an Engineering Services Agreement dated May 24, 1996 between DesalCo and the Company, DesalCo provides project management, process engineering, technical assistance and operational management services to the Company. For these services DesalCo is entitled to a direct service fee of $14,877 (2001: $14,265) per month, in arrears to be adjusted annually in accordance with the rate of inflation. The agreement also provides for additional fees to be paid to DesalCo in the event of any projects for capital additions or modifications to the Plant. DesalCo is also entitled to be reimbursed for certain expenses incurred in carrying out these services.

11.     Commitments and Contingencies

      (i) The Company has the following commitments and contingencies as of June 30, 2002:

Name of Party	$	Nature of Contingency

The Royal Bank of Canada, Nassau	1,910,775	Performance and Operation Bond
The Royal Bank of Canada, Nassau	25,000	Bond with the Bahamas Customs Authorities

      Performance and Operation Bond: RBC has made a guarantee in the amount of B$1,910,775 to WSC that the Company shall duly perform and observe all terms and provisions pursuant to the Contract between WSC and the Company. In the event of the Company’s default on its obligations, RBC shall satisfy and discharge any damages sustained by WSC up to the guaranteed amount.

12.     Taxation and Statutory Fees

      Under the current laws of The Commonwealth of The Bahamas, there are no income, corporation, capital gains or other taxes payable by the Company.

      The Company is required to pay an annual business licence fee, the calculation of which is based on the Company’s preceding year’s financial statements, and such fees are payable between January and April of the subsequent year (Note 9).

13.     Financial Instruments

Credit Risk

      Financial assets that potentially subject the Company to concentrations of credit risk consist principally of cash and trade and other accounts receivable. The Company’s cash is placed with high credit quality financial institutions. The trade accounts receivable and other receivables are due from the Company’s sole customer WSC (Note 1) and BACO respectively. As a result, the Company is subject to credit risk to the extent of any non-performance by WSC and BACO.

     Interest Rate Risk

      The interest rates and terms of the Company’s loans are presented in Note 6.

     Fair Value

      As of December 31, 2002 and 2001 the carrying amounts of cash and cash equivalents, trade and other receivables and trade accounts payable and accrued expenses approximated their fair values due to the short-term maturities of these assets and liabilities. The fair values of the long-term debt due to RBC and IIC at

WATERFIELDS COMPANY LIMITED

NOTES TO FINANCIAL STATEMENTS — (Continued)

December 31, 2002 using predetermined future cash flows discounted at an estimated incremental rate of borrowing for similar liabilities are estimated to be $1,985,268 and $237,705, respectively.

14.     Impact of Recent Accounting Pronouncements

      In June 2001, the Financial Accounting Standards Board (FASB or the Board) issued Statement of Financial Accounting Standards No. 141 (SFAS 141), Business Combinations, and No. 142 (SFAS 142), Goodwill and Other Intangible Assets, collectively referred to as the Standards.

      SFAS 141 supersedes Accounting Principles Board Opinion (APB) No. 16, Business Combinations. The provisions of SFAS 141 (1) require that the purchase method of accounting be used for all business combinations initiated after June 30, 2001, (2) provide specific criteria for the initial recognition and measurement of intangible assets apart from goodwill, and (3) require that unamortized negative goodwill be written off immediately as an extraordinary gain instead of being deferred and amortized. The Company will consider the requirements of this statement in any business combination contemplated in the future.

      SFAS 141 also requires that upon adoption of SFAS 142 the Company reclassify the carrying amounts of certain intangible assets into or out of goodwill, based on certain criteria. SFAS 142 supersedes APB 17, Intangible Assets, and is effective for fiscal years beginning after December 15, 2001. SFAS 142 primarily addresses the accounting for goodwill and intangible assets subsequent to their initial recognition. The provisions of SFAS 142 (1) prohibit the amortization of goodwill and indefinite-lived intangible assets, (2) require that goodwill and indefinite-lived intangibles assets be tested annually for impairment (and in interim period if certain events occur indicating the carrying value of goodwill and/or indefinite-live intangible assets may be impaired), (3) require that reporting units be identified for the purpose of assessing potential future impairments of goodwill and (4) remove the forty-year limitation on the amortization period of intangible assets that have finite lives. At this time, the Company does not believe that the adoption of SFAS 142 will be relevant and likely have any impact on its financial position or results of operations as the Company does not have any goodwill or intangible assets.

      Statement of Financial Accounting Standards No. 143, Accounting for Asset Retirement Obligations (FAS 143) addresses the recognition and measurement of a liability for an asset retirement obligation and the associated asset retirement costs. It requires that an existing legal obligation associated with the retirement of a tangible long-lived asset be recognized as a liability when incurred and outlines the method of measuring that liability. It is effective for financial years beginning after June 15, 2002. Currently the Company has no legal obligations relating to asset retirement, however the requirements of this statement will be considered if any legal obligations relating to the retirement of long-lived assets arise in the future.

      Statement of Financial Accounting Standards No. 144, Accounting for the Impairment or Disposal of Long-Lived Assets (FAS 144) addresses financial accounting and reporting for the impairment of long-lived assets and for long-lived assets to be disposed of. It requires that an impairment loss be recognized if the carrying amount of a long-lived asset is not recoverable and exceeds the fair value of the long-lived asset. The Standard also provides guidance on estimating future cash flows used to test a long-lived asset for recoverability. The test for impairment should be performed whenever events or circumstances indicate that its carrying value may not be recoverable. Restoration of previously recognized impairment loss is prohibited. FAS 144 is effective for fiscal years beginning after December 15, 2001. For the years ended December 31, 2002 and 2001 the Company performed impairment test on its long-lived assets and no impairment was found.

      Statement of Financial Accounting Standards No. 146, Accounting for Cost Associated with Exit or Disposal Activities (FAS 146) addresses accounting and reporting for costs associated with exit or disposal activities. It requires that a liability for a cost associated with an exit or disposal activity shall be recognized and measured initially at its fair value in the period in which the liability is incurred. In the unusual circumstances in which fair value cannot be reasonably estimated, the liability shall be recognized in the

WATERFIELDS COMPANY LIMITED

NOTES TO FINANCIAL STATEMENTS — (Continued)

period in which fair value can be reasonably estimated. Provision of this statement shall be effective for exit or disposal activities initiated after December 31, 2002. At this time, the Company does not believe the adoption of the Standard will have a material impact on its financial position or results of operations.

      Financial Accounting Standards Board Interpretation No. 45, Guarantor’s Accounting and Disclosure Requirements for Guarantees, Including Indirect Guarantees of Indebtedness of Others (FASB Interpretation 45) is an Interpretation of FASB Statements No. 5, 57 and 107 and Rescission of FASB Interpretation No. 34. The Interpretation elaborates on the disclosures to be made by a guarantor in its interim and annual financial statements about its obligations under certain guarantees that it has issued. It also requires a guarantor to recognize, at the inception of a guarantee, a liability for the fair value of the obligation undertaken in issuing the guarantee. The initial recognition and measurement provisions of the Interpretation apply to guarantees issued or modified after December 31, 2002. At this time, the Company does not believe the adoption of the disclosures required by the Interpretation will have any impact on its financial position and results of operations.

      Statement of Financial Accounting Standards No. 148, Accounting for Stock-Based Compensation — Transition and Disclosure (FAS 148) amends FAS 123 Accounting for Stock-Based Compensation, to provide alternative methods of transition to FAS 123 fair value method of accounting for stock-based employee compensation. Additionally, FAS 148 requires disclosure of the effects of an entity’s accounting policy with respect to stock-based employee compensation on reported net income and earnings per share in interim and annual financial statements. At this time the Company does not believe that the adoption of FAS 148 will be relevant and likely have any impact on its financial position or results of operations since it does not have a stock-based compensation plan for any of its employees.

      Financial Accounting Standards Board Interpretation No. 46, Consolidation of Variable Interest Entities (FASB Interpretation 46) in an Interpretation of Accounting Research Bulletin No. 51. The Interpretation elaborates on the presentation of consolidated financial statements by an enterprise if it is the primary beneficiary of an existing Variable Interest Entity (VIE), as defined or the requirement of specific disclosures about a VIE in which the enterprise has significant interest. All enterprises with variable interests in VIEs created after January 31, 2003, shall apply the provisions of this Interpretation to those entities immediately. At this time, the Company does not believe that this Interpretation will have any impact on its financial position and results of operations.

15.     Subsequent Events

      On 31 January 2003, as a result of a tender offer, CWC has agreed to purchase an additional 64.7% of the Company’s shares from the remaining shareholders for $690 per share, subject to the same conditions in connection with the offer for BACO’s shares in the Company (See Note 1). Upon closing of the tender offer and the agreement with BACO, combined with DesalCo’s ownership, CWC will own approximately 91% of the outstanding shares of the Company.

WATERFIELDS COMPANY LIMITED

CONDENSED BALANCE SHEETS

(Expressed in Bahamian Dollars)

			As of
	As of		December
	March 31,		31,
	2003		2002

	(unaudited)
ASSETS
Current Assets
Cash at bank	B$	17,541	B$	102,433
Fixed deposit with banks		460,764		159,172
Trade accounts receivable		878,179		845,504
Other receivables		—		24,507
Inventory		604,954		652,643
Prepaid expenses and deposits		162,337		148,832

		2,123,775		1,933,091
Non-current Assets
Plant and equipment		7,552,802		7,765,991

Total Assets	B$	9,676,577	B$	9,699,082

LIABILITIES AND SHAREHOLDERS’ EQUITY
Current Liabilities
Trade accounts payable	B$	193,785	B$	148,357
Other payables and accrued expenses		48,846		54,957
Dividends payable		171,481		105,301
Current portion of long-term debt (Note 2)		492,694		528,858

		906,806		837,473
Non-current portion of long-term debt (Note 2)		1,259,960		1,355,435

Total Liabilities		2,166,766		2,192,908

Commitments and contingencies (Note 6)
Shareholders’ Equity (Note 7)
Common stock, par value $50 per share
40,000 shares authorized; 15,380 shares issued		769,000		769,000
Additional paid-in capital		6,921,000		6,921,000
Retained earnings		30,436		26,799

		7,720,436		7,716,799
Less: Cost of treasury stock		(210,625)		(210,625)

Total Shareholders’ Equity		7,509,811		7,506,174

Total Liabilities and Shareholders’ Equity	B$	9,676,577	B$	9,699,082

The accompanying notes form an integral part of these condensed financial statements.

WATERFIELDS COMPANY LIMITED

CONDENSED INCOME STATEMENTS

(Expressed in Bahamian Dollars)

	For the Three Months Ended

	March 31, 2003		March 31, 2002

	(Unaudited)		(Unaudited)
Net water sales	B$	1,079,474	B$	932,257
Cost of water sales		(711,904)		(575,797)

Gross profit		367,570		356,460
Indirect expenses		(199,590)		(205,705)

Income from operations		167,980		150,755

Other income/(expenses)
Interest income		1,593		1,875
Interest expense		(15,506)		(32,935)

Net Income	B$	154,067	B$	119,695

Basic and diluted earnings per share of common stock weighted average number of common stock outstanding 2003: 15,043 (2002: 15,043)	B$	10.24	B$	7.96

Dividends declared per share	B$	10.00	B$	—

The accompanying notes form an integral part of these unaudited condensed financial statements.

WATERFIELDS COMPANY LIMITED

CONDENSED STATEMENTS OF CASH FLOWS

(Expressed in Bahamian Dollars)

	For the Three Months Ended

	March 31, 2003		March 31, 2002

	(Unaudited)		(Unaudited)
Cash Flows from Operating Activities
Net income		154,067		119,695
Adjustments to reconcile net income to cash provided by operating activities:
Depreciation		228,394		272,987

		382,461		392,682
Changes in operating assets and liabilities:
Accounts receivable:
Trade accounts receivable		(32,675)		22,877
Other receivables		24,507		25,761
Inventory		47,689		(88,280)
Prepaid expenses and deposits		(13,505)		(14,064)
Accounts payable and accrued expenses		39,317		(75,355)

Net cash flows provided by operating activities	B$	447,794	B$	263,621

Cash Flows from Investing Activities
Purchase of plant and equipment		(15,205)		(19,909)

Net cash used in investing activities		(15,205)		(19,909)

Cash Flows from Financing Activities
Dividends paid		(84,250)		—
Repayments of long term debt		(131,639)		(101,000)

Net cash used in financing activities		(215,889)		(101,000)

Net increase in cash and cash equivalents		216,700		142,712
Cash and cash equivalents at beginning of period		261,605		319,016

Cash and cash equivalents at end of period	B$	478,305	B$	461,728

The accompanying notes form an integral part of these unaudited condensed financial statements.

WATERFIELDS COMPANY LIMITED

NOTES TO THE CONDENSED FINANCIAL STATEMENTS

(Unaudited)

1.     General Information

      These condensed financial statements and the accompanying notes should be read in conjunction with the annual financial statements of Waterfields Company Limited (the Company), for the year ended December 31, 2002, included in this filing of Consolidated Water Co. Ltd. on Form F-2. The interim condensed financial statements as of and for the three months ended March 31, 2003 and 2002 are unaudited, but in the opinion of management, reflect all adjustments necessary for a fair presentation of results for such periods. All adjustments are of a non-recurring nature. The results of the interim period ended March 31, 2003 may not necessarily be indicative of the results of the annual period.

      The Company was incorporated under the laws of the Commonwealth of The Bahamas on April 22, 1996. The Company was formed with the capital contributions from Bacardi & Company Limited (BACO), a company incorporated under the laws of Liechtenstein, and DesalCo Limited (DesalCo), a company incorporated under the laws of The Cayman Islands, and other investors. On May 7, 1996 a Joint Venture between BACO and DesalCo, formed on November 10, 1995, signed an agreement (the Contract) with the Water & Sewerage Corporation of The Bahamas (WSC) for the construction, ownership and operation of a Sea Water Reverse Osmosis Plant (the Plant) to supply potable water to WSC. On June 20, 1996, the Company was assigned all rights, title and interest in the Contract by the Joint Venture.

      In May 2002, BACO received an offer from Consolidated Water Co. Ltd. (CWC), a public company incorporated in The Cayman Islands and registered with the Securities & Exchange Commission of the United States of America, to purchase its shares in the Company for $690 per share. On September 17, 2002 BACO accepted CWC’s offer in principle, and a contract with CWC for the sale of all of BACO’s shares in the Company has been signed. The sale of the Company’s shares is subject to certain conditions including approval by WSC, the Bahamian Government, RBC and IIC. On January 31, 2003, as a result of a tender offer, CWC has agreed to purchase an additional 64.7% of the Company’s shares from the remaining shareholders for $690 per share, subject to the same conditions in connection with the offer for BACO’s shares in the Company. Upon closing of the tender offer and the agreement with BACO, combined with DesalCo’s ownership, CWC will own approximately 91% of the outstanding shares of the Company.

      The Company has an irrevocable license to use free of charge a section of WSC’s Windsor Wellfields property as premises for the Plant. Pursuant to the terms of the Contract, the Company was initially required to provide 2 million imperial gallons of potable water per day exclusively to WSC for a period of 15 years or until a total of 10,950 million imperial gallons has been provided, whichever occurs later. By an agreement dated September 20, 2001 and subsequently amended on January 6, 2003 between the Company and WSC, the daily potable water production quota has been reduced to 1.6 million imperial gallons for the period from September 20, 2001 to June 30, 2003. Thereafter the daily potable water production quota will be increased to 1.8 million imperial gallons until December 31, 2003, at which time WSC will make a determination as to whether an additional increase in the quota is warranted. At the balance sheet date, 3,539 million imperial gallons of potable water were delivered to WSC since inception.Upon expiration of the Contract, WSC may at its discretion, extend the Contract for an additional five year period. At the end of the Contract, WSC has the right of first refusal to purchase any equipment or supplies which will otherwise be removed from the Plant or the premises by the Company. In certain instances of default, WSC is entitled to terminate the Contract and acquire the Plant at a predetermined price based on a sliding scale, as defined in the Contract.

2.     Long Term Debt

      As of March 31, 2003, the Company had two loans with the Royal Bank of Canada, Nassau (RBC) which consisted of a US$ loan with a balance of $1,001,066 (December 31, 2002: $1,066,508) and bearing interest at the rate of LIBOR plus 1.75% [an effective rate of 3.089% (December 31, 2002: 3.17%)] and a B$ loan with a balance of $551,589 (December 31, 2002: $577,785) and bearing interest at the rate of

WATERFIELDS COMPANY LIMITED

NOTES TO THE CONDENSED FINANCIAL STATEMENTS — (Continued)

(Unaudited)

Nassau Prime lending rate plus 1.50% [an effective rate of 7.50% (December 31, 2002: 7.50%)]. The Company has provided its assets as collateral for these loans.

      Also as of March 31, 2003 the Company had an outstanding loan balance of US$200,000 (December 31, 2002: $240,000) with the Inter-American Investment Corporation (IIC) bearing an interest rate at LIBOR plus 2.75% [an effective rate of 4.125% (December 31, 2002: 4.5625%)]. This loan is collateralized by the Company’s plant and equipment.

      In addition to the above loans, the Company had an un-drawn available line of credit with RBC for B$200,000 (December 31, 2002: B$500,000) at the balance sheet dates. This facility is secured by a registered demand debenture creating a floating charge over the Company’s assets and bears interest at Nassau Prime plus 1.0% [an effective rate of 7.50% (December 31, 2002: 7.50%)]. Outstanding balances under the facility is repayable on demand.

3.     Earnings Per Share

      Basic earnings per share is calculated by dividing the net profit attributable to shareholders by the weighted average number of ordinary shares of common stock in issue during the relevant period.

      The net income and weighted average number of shares of common stock used in the determination of the basic and diluted earnings per share of common stock are summarized as follows:

	Three Months Ended
	March 31,

	2003		2002

Net income available to holders of ordinary shares of common stock used in the determination of basic and diluted earnings per share of common stock	B$	154,067	B$	119,695

Weighted average number of shares of common stock in the determination of basic and diluted earnings per share of common stock		15,043		15,043

4.     Impact of Recent Accounting Pronouncements

      In April 2003, the Financial Accounting Standards Board (FASB) issued Statement of Financial Accounting Standards (SFAS) No. 149, “Amendment of Statement 133 on Derivative Instruments and Hedging Activities” (SFAS 149). SFAS 149 incorporates provisions that were clarified by the Derivatives Implementation Group. The provisions of SFAS 149 should be applied prospectively to contracts entered into after June 30, 2003. At this time, the Company does not believe this statement will have any impact on its financial position and results of operations.

      In May 2003, FASB issued SFAS No. 150, “Accounting for Certain Financial Instruments with Characteristics of both Liabilities and Equity” (SFAS No. 150). This Statement establishes standards for how an issuer classifies and measures certain financial instruments with characteristics of both liabilities and equity. It requires that an issuer classify a financial instrument that is within its scope as a liability (or an asset in some circumstances). Many of those instruments were previously classified as equity. This Statement is effective for financial instruments entered into or modified after May 31, 2003, and otherwise is effective at the beginning of the first interim period beginning after June 15, 2003, except for mandatory redeemable financial instruments of nonpublic entities. The Company does not believe the adoption of SFAS No. 150 will have a material impact on its financial position and results of operations.

WATERFIELDS COMPANY LIMITED

NOTES TO THE CONDENSED FINANCIAL STATEMENTS — (Continued)

(Unaudited)

5.     Quantitative and Qualitative Disclosures about Market Risk

Credit Risk

      Financial assets that potentially subject the Company to concentrations of credit risk consist principally of cash and trade and other accounts receivable. The Company’s cash is placed with high credit quality financial institutions. The trade accounts receivable is due from the Company’s sole customer WSC (Note 1). As a result, the Company is subject to credit risk to the extent of any non-performance by WSC.

Interest Rate Risk

      The interest rates and terms of the Company’s loans are presented in Note 3. The Company is subject to interest rate risk to the extent that LIBOR or Nassau’s Prime lending rate changes.

Foreign Exchange Risk

      The foreign currency has fixed exchanged rates to the U.S. dollar. If any of these fixed exchange rates become a floating exchange rate, however, our results of operation could be adversely affected.

6.     Commitments and Contingencies

      (i) The Company has the following commitments and contingencies as of March 31, 2003:

Name of Party	$	Nature of Contingency

The Royal Bank of Canada, Nassau	1,910,775	Performance and Operation Bond
The Royal Bank of Canada, Authorities Nassau	25,000	Bond with the Bahamas Customs

      Performance and Operation Bond: RBC has made a guarantee in the amount of B$1,910,775 to WSC that the Company shall duly perform and observe all terms and provisions pursuant to the Contract between WSC and the Company. In the event of the Company’s default on its obligation, RBC shall satisfy and discharge any damages sustained by WSC up to the guaranteed amount.

7.     Movement in Shareholders’ Equity

      The movement in shareholders’ equity for the three months ended March 31, 2003 is as follows:

		Additional			Total
	Common	paid-in	Retained	Treasury	Shareholders’
	Stock	Capital	Earnings	Stock	Equity
	B$	B$	B$	B$	B$

Balance as of December 31, 2002	769,000	6,921,000	26,799	(210,625)	7,506,174
Net income	—	—	154,067	—	154,067
Dividend declared	—	—	(150,430)	—	(150,430)

Balance as of March 31, 2003	769,000	6,921,000	30,436	(210,625)	7,509,811

8.     Subsequent Events

      On June 16, 2003, CWC received approval from the Ministry of Financial Services & Investments of the Government of The Bahamas to purchase shares from the Company’s shareholders.

PART II

INFORMATION NOT REQUIRED IN PROSPECTUS

Item 8.	Indemnification of Directors and Officers

      We are a Cayman Islands company. Our Articles of Association, as amended, provide for the indemnification of our directors, officers and other persons associated with our company as follows:

“The directors and officers of Consolidated Water Co. Ltd. (the “Company”) and any trustee for the time being acting in relation to any of the affairs of the Company and every former director, officer, or trustee and their respective heirs, executors, administrators and personal representatives (each of such persons being referred to in this Article as “indemnified party”) shall be indemnified out of the assets of the Company from and against all actions, proceedings, costs, charges, losses, damages and expenses which they or any of them shall or may incur or sustain by reason of any act done or omitted in or about the execution of their duties in their respective offices or trusts, except any which an indemnified party shall incur or sustain by or through his own willful neglect or default; no indemnified party shall be answerable for the acts, omissions, neglects or defaults of any other director, officer, or trustee, or for joining in any receipt for the sake of conformity, or for the solvency or honesty of any banker or other persons with whom any moneys or effects belonging to the Company may be lodged or deposited for safe custody, or for any insufficiency of any security upon which any monies of the Company may be invested, or for any other loss or damage due to any such cause as aforesaid or which may happen in or about the execution of his office or trust unless the same shall happen through the willful neglect or default of such indemnified party.”

Item 9.	Exhibits

Exhibit
Number	Description

1.1	Form of Underwriting Agreement among the Company and the Underwriters (incorporated herein by reference to the exhibit filed as part of our Form F-2 dated May 1, 2003, Commission File No. 333-104902)
2.1	Share Sale Agreement dated October 4, 2002, among the Company and William T. Andrews and Margaret D. Andrews (incorporated herein by reference to the exhibit filed as a part of our Form 8-K dated February 13, 2003, Commission File No. 0-25248)
2.2	Agreement to Amend Share Sale Agreement dated November 29, 2002 between the Company and William T. Andrews and Margaret D. Andrews (incorporated herein by reference to the exhibit filed as a part of our Form 8-K dated February 13, 2003, Commission File No. 0-25248)
2.3	Agreement to Amend Share Sale Agreement dated December 30, 2002 between the Company and William T. Andrews and Margaret D. Andrews (incorporated herein by reference to the exhibit filed as a part of our Form 8-K dated February 13, 2003, Commission File No. 0-25248)
2.4	Agreement to Amend Share Sale Agreement dated January 31, 2003 between the Company and William T. Andrews and Margaret D. Andrews (incorporated herein by reference to the exhibit filed as a part of our Form 8-K dated February 13, 2003, Commission File No. 0-25248)
2.5	Share Sale Agreement dated October 4, 2002, among the Company, North American Mortgage & Finance Corporation and Transcontinental Finance Corporation Ltd. (incorporated herein by reference to the exhibit filed as a part of our Form 8-K dated February 13, 2003, Commission File No. 0-25248)
2.6	Agreement to Amend Share Sale Agreement dated November 29, 2002 among the Company North-American Mortgage & Finance Corporation and Transcontinental Finance Corporation Limited (incorporated herein by reference to the exhibit filed as a part of our Form 8-K dated February 13, 2003, Commission File No. 0-25248)

Exhibit
Number		Description

2.7		Agreement to Amend Share Sale Agreement dated December 30, 2002 among the Company North-American Mortgage & Finance Corporation and Transcontinental Finance Corporation Limited (incorporated herein by reference to the exhibit filed as a part of our Form 8-K dated February 13, 2003, Commission File No. 0-25248)
2.8		Agreement to Amend Share Sale Agreement dated January 31, 2003 among the Company, North-American Mortgage & Finance Corporation and Transcontinental Finance Corporation Limited (incorporated herein by reference to the exhibit filed as a part of our Form 8-K dated February 13, 2003, Commission File No. 0-25248)
2.9		Agreement dated October 8, 2002 between the Company and Sage Water Holdings (BVI) Ltd. (incorporated herein by reference to the exhibit filed as a part of our Form 8-K dated February 13, 2003, Commission File No. 0-25248)
2.10		Amending Agreement dated November 15, 2002 between the Company and Sage Water Holdings (BVI Ltd) (incorporated herein by reference to the exhibit filed as a part of our Form 8-K dated February 13, 2003, Commission File No. 0-25248)
2.11		Amending Agreement dated December 18, 2002 between the Company and Sage Water Holdings (BVI Ltd) (incorporated herein by reference to the exhibit filed as a part of our Form 8-K dated February 13, 2003, Commission File No. 0-25248)
2.12		Amending Agreement dated January 28, 2003 between the Company and Sage Water Holdings (BVI Ltd) (incorporated herein by reference to the exhibit filed as a part of our Form 8-K dated February 13, 2003, Commission File No. 0-25248)
2.13		Share Sale Agreement dated December 16, 2002 between the Company and Bacardi & Co. Ltd. (incorporated herein by reference to the exhibit filed as a part of our Form 8-K dated February 13, 2003, Commission File No. 0-25248)
2.14		Amendment No. 1 dated February 14, 2003 to Share Sale Agreement dated December 16, 2002 between the Company and Bacardi & Co. Ltd. (incorporated herein by reference to the exhibit filed as part of our Form F-2 dated June 12, 2003, Commission File No. 333-104902)
2.15		Amendment No. 2 dated March 25, 2003 to Share Sale Agreement dated December 16, 2002 between the Company and Bacardi & Co. Ltd. (incorporated herein by reference to the exhibit filed as part of our Form F-2 dated June 12, 2003, Commission File No. 333-104902)
2.16		Registration Rights Agreement dated February 7, 2003 between the Company and North American Mortgage & Finance Corporation (incorporated herein by reference to the exhibit filed as a part of our Form 8-K dated February 13, 2003, Commission File No. 0-25248)
4.1		Amended and Restated Memorandum of Association of the Company, dated December 4, 1998 (incorporated by reference to the exhibit filed as part of our Form 20-F for the fiscal year ended December 31, 1998, Commission File No. 0-25248)
4.2		Amended and Restated Articles of Association of the Company, dated December 4, 1998 (incorporated by reference to the exhibit filed as part of our Form 20-F for the fiscal year ended December 31, 1998, Commission File No. 0-25248).
5.1	*	Opinion and Consent of Charles Adams, Ritchie and Duckworth
23.1	*	Consent of KPMG Chartered Accountants.
23.2	*	Consent of Deloitte & Touche
23.3	*	Consent of PricewaterhouseCoopers
24	*	Power of Attorney (included on the signature page to this Form F-3)

*	filed herein

Item 10.     Undertakings

      The undersigned registrant hereby undertakes:

(1) To file, during any period in which offers or sales are being made, a post-effective amendment to this registration statement:

(i) To include any prospectus required by Section 10(a)(3) of the Securities Act of 1933;

(ii) To reflect in the prospectus any facts or events arising after the effective date of the registration statement (or the most recent post-effective amendment thereof) which, individually or in the aggregate, represent a fundamental change in the information set forth in the registration statement. Notwithstanding the foregoing, any increase or decrease in volume of securities offered (if the total dollar value of securities offered would not exceed that which was registered) and any deviation from the low or high end of the estimated maximum offering range may be reflected in the form of prospectus filed with the Commission pursuant to Rule 424(b) if, in the aggregate, the changes in volume and price represent no more than a 20% change in the maximum aggregate offering price set forth in the “Calculation of Registration Fee” table in the effective registration statement;

(iii) To include any material information with respect to the plan of distribution not previously disclosed in the registration statement or any material change to such information in the registration statement;

(2) That, for the purpose of determining any liability under the Securities Act of 1933, each such post-effective amendment shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at the time shall be deemed to be the initial bona fide offering thereof.

(3) To remove from registration by means of a post-effective amendment any of the securities being registered which remain unsold at the termination of the offering.

(4) To file a post-effective amendment to the registration statement to include any financial statements required by Item 8.A of Form 20-F at the start of any delayed offering or throughout a continuous offering. Financial statements and information otherwise required by Section 10(a)(3) of the Act need not be furnished, provided that the registrant includes in the prospectus, by means of a post-effective amendment, financial statements required pursuant to this paragraph (a)(4) and other information necessary to ensure that all other information in the prospectus is at least as current as the date of those financial statements. Notwithstanding the foregoing, with respect to registration statements on Form F-3, a post-effective amendment need not be filed to include financial statements and information required by Section 10(a)(3) of the Act or Rule 3-19 of this chapter if such financial statements and information are contained in periodic reports filed with or furnished to the Commission by the registrant pursuant to section 13 or section 15(d) of the Securities Exchange Act of 1934 that are incorporated by reference in the Form F-3.

      The undersigned registrant hereby further undertakes that, for purposes of determining any liability under the Securities Act of 1933, each filing of the registrant’s annual report pursuant to Section 13(a) or Section 15(d) of the Securities Exchange Act of 1934 (and, where applicable, each filing of an employee benefit plan’s annual report pursuant to Section 15(d) of the Securities Exchange Act of 1934) that is incorporated by reference in the registration statement shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

SIGNATURES

      Pursuant to the requirements of the Securities Act of 1933, the registrant certifies that it has reasonable grounds to believe that it meets all of the requirements for filing on Form F-3 and has duly caused this registration statement to be signed on its behalf by the undersigned, thereunto duly authorized in Grand Cayman, Cayman Islands, on July 10, 2003.

CONSOLIDATED WATER CO. LTD.

By:	/s/ JEFFREY M. PARKER

Jeffrey M. Parker,
Chairman and Chief Executive Officer

POWER OF ATTORNEY AND SIGNATURES

      We the undersigned officers and directors of Consolidated Water Co. Ltd., hereby severally constitute and appoint Jeffrey M. Parker and Fredrick W. McTaggart, or any one of them, our true and lawful attorneys and agents, to do any and all acts and things and to execute any and all instruments which said attorneys and agents may deem necessary and advisable to enable Consolidated Water Co. Ltd. to comply with the Securities Act of 1933, and any rules, regulations and requirements of the Securities and Exchange Commission in connection with this registration statement, including, specifically, but without limitation, to sign for us in our names in the capacities indicated below, this registration statement, any and all amendments and exhibits to this registration statement, and any and all applications and other documents to be filed with the Securities and Exchange Commission pertaining to the registration of the securities covered hereby.

      Pursuant to the requirements of the Securities Act of 1933, this registration statement has been signed below by the following persons in the capacities and on the dates indicated.

Signature	Title	Date

/s/ JEFFREY M. PARKER Jeffrey M. Parker	Chairman of the Board of Directors and Chief Executive Officer (Principal Executive Officer)	July 10, 2003

/s/ FREDERICK W. MCTAGGART Frederick W. McTaggart	Director, President, Chief Operating Officer and Chief Financial Officer (Principal Financial and Accounting Officer)	July 10, 2003

/s/ PETER D. RIBBINS Peter D. Ribbins	Director — Special Projects	July 10, 2003

/s/ J. BRUCE BUGG, JR. J. Bruce Bugg, Jr.	Director and Vice Chairman of the Board of Directors	July 10, 2003

/s/ WILLIAM T. ANDREWS William T. Andrews	Director	July 10, 2003

Brian E. Butler	Director	July , 2003

Signature	Title	Date

Steven A. Carr	Director	July , 2003

/s/ RICHARD L. FINLAY Richard L. Finlay	Director	July 10, 2003

/s/ CLARENCE B. FLOWERS Clarence B. Flowers	Director	July 10, 2003

Wilmer Pergande	Director	July , 2003

/s/ RAYMOND WHITTAKER Raymond Whittaker	Director	July 10, 2003

Carson K. Ebanks	Director	July 10, 2003

EXHIBIT INDEX

Exhibit
Number	Description

5.1	Opinion and Consent of Charles Adams, Ritchie and Duckworth
23.1	Consent of KPMG Chartered Accountants.
23.2	Consent of Deloitte & Touche
23.3	Consent of PricewaterhouseCoopers
24	Power of Attorney (included on the signature page to this Form F-3)